Exhibit 2.4

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as
[***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Agreement and Plan of Merger
by and among
Heska Corporation,
MBio Merger Sub, Inc.,
MBio Diagnostics, Inc.
And
Shareholder Representative Services LLC, as the Holder Representative
September 9, 2022

Exhibits
Exhibit A - Schedule of Convertible Debt
Exhibit B - List of Key Employees
Exhibit C - Form of Parachute Payment Waiver
Exhibit D - Form of Interim Operating Promissory Note
Exhibit E Form of Joinder and Release Agreement
Exhibit F Form of Restrictive Covenant Agreement
Exhibit G Example NWC Calculation

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 9, 2022 (the “Agreement Date”), by and among Heska Corporation, a Delaware corporation (“Acquirer”), MBio Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), MBio Diagnostics, Inc., d/b/a LightDeck Diagnostics a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the Indemnifying Persons (the “Holder Representative”), and each Indemnifying Person (as defined below) that delivers a Joinder Agreement (as defined below).
Recitals
A.Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquirer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Acquirer (the “Merger”).
B.The boards of directors of each of the Company, Acquirer and Merger Sub have determined that the Merger would be advisable and in the best interests of their respective companies and the stockholders of their respective companies, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement (the “Transactions”).
C.At or prior to Closing, the Company shall deliver to Acquirer a written consent in a form reasonably approved by Acquirer (a “Written Consent”), executed by Company Stockholders holding a sufficient number of shares of Company Capital Stock to evidence the Company Stockholder Approval.
D.The Company, Acquirer and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A. The Merger
a.Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.
“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer or any of its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from the Company Stockholders, by any person or group of any interest in the total outstanding voting securities of the Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of any of the assets of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property, or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“BARDA mAb Contract” means the anticipated BARDA COVID-19 Monoclonal Antibody Binding Assay Test Contract.
“Business” means the business of the Company, as currently conducted and as currently proposed to be conducted by the Company.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in Denver, Colorado.
“Closing Merger Consideration” means the Purchase Price, minus (u) the Company Net Working Capital Shortfall, if any, provided such Company Net Working Capital Shortfall is finally determined pursuant to Section 1.12 prior to the Closing, (v) the amount of the Holdback Fund, (w) Company Debt, (x) Pre-Closing Debt, (y) Convertible Debt (excluding any amounts included in the Holdback Fund), and (z) the total amount of any Transaction Expenses (excluding any amounts included in the Holdback Fund from Executives receiving an Enhanced Bonus Amount under the Executive Change in Control Bonus Plan) (i) that are incurred but unpaid as of September 30, 2022, and (ii) that are incurred after September 30, 2022.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Cash” means, as of immediately prior to the Effective Time, the aggregate amount of cash or cash equivalents of the Company (other than restricted cash) as determined in accordance with GAAP (which, for the avoidance of doubt, shall (i) include checks, wires and drafts received by the Company as of such time whether or not cleared, and (ii) exclude checks, wires and drafts issued by the Company but not yet cleared as of such time). For the avoidance of doubt, restricted cash shall include any cash or cash equivalents that are unavailable for dividend or distribution as a result of the requirements of applicable Legal Requirements or the dividend or distribution of which is subject to Tax, including any withholding or other similar Tax, or the dividend or distribution of which would produce other adverse Tax consequences for Acquirer or its direct or indirect owners.
“Company Closing Financial Certificate” means a certificate executed by the Company’s chief executive officer dated as of September 30, 2022 certifying, as of September 30, 2022, the amount of (i) Company Debt (including an itemized calculation thereof), (ii) Pre-Closing Debt (including an itemized calculation thereof), (iii) the Company’s balance sheet prepared on a consistent basis with the Company’s Financial Statements (the “Closing Balance Sheet”) (including an itemized list of the Current Assets and Current Liabilities), (iv) the total amount of any Transaction Expenses that are incurred but unpaid, and (v) the NWC Calculations.
“Company Common Stock” means the common stock of the Company, par value $0.001 per share.
“Company Convertible Debtholders” means the holders of Convertible Debt.
“Company Debt” means all financial instruments classified as debt of the Company, whether short- or long-term, as well as other quasi-debt items of the Company, whether short-term or long-term, as of immediately prior to the Effective Time, including any penalties or premiums that would be associated with the full repayment and retirement of such indebtedness (whether prior to or following the Effective Time), but excluding, the Pre-Closing Debt and Convertible Debt.
“Company Net Working Capital” means the result of the aggregate amount, without duplication, of all of the Current Assets minus Current Liabilities as of September 30, 2022.
“Company Net Working Capital Shortfall” means the amount, if any, by which the Company Net Working Capital Target exceeds the Closing Net Working Capital as set forth in the Company Closing Financial Certificate.
“Company Net Working Capital Target” means $ -964,220.00.
“Company Option Plan” means, collectively, each stock option plan, program or arrangement of the Company, including the 2009 Equity Incentive Plan and the 2018 Equity Incentive Plan.
“Company Optionholders” means with respect to any time before the Effective Time, collectively, the holders of record of Company Options outstanding as of such time.
“Company Options” means options to purchase shares of Company Common Stock.
“Company Preferred Stock” means, collectively, (i) the Company’s Series A Preferred Stock, par value $0.0001 per share, and (ii) the Company’s Series B Preferred Stock, par value $0.0001 per share.
“Company Security” means, collectively, the Company Capital Stock, the Convertible Debt, the Company Options, the Company Warrants, and any right to an Enhanced Bonus Amount under the Executive Change in Control Bonus Plan.
“Company Securityholders” means, collectively, the Company Stockholders, Company Optionholders, Company Convertible Debtholders, Company Warrantholders, and Executives.
“Company Stockholders” means the holders of Company Capital Stock.
“Company Warrantholder” means a holder of a Company Warrant as of immediately prior to the Effective Time.
“Company Warrants” means, collectively, means warrants to purchase 1,199,996 shares of Series A Preferred Stock and 990,000 shares of Series B Preferred Stock.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, between Acquirer and the Company, dated June 6, 2022.

“Continuing Service Providers” means, collectively, each of the Key Employees and other employees or service providers of the Company who execute an Offer Letter, and who accept employment to remain employees (or offer to remain as consultants, as applicable) of the Surviving Entity or become employees or consultants, as applicable, of Acquirer or one of its subsidiaries as of immediately after the Effective Time.
“Contract” means any written or, to the Knowledge of the Company, oral legally binding, contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).
“Convertible Debt” means convertible debt in the aggregate principal amount of $6,120,000 (plus accrued interest and enhanced payout amounts thereon) issued by the Company as listed on Exhibit A.
“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and known as “COVID-19”.
“COVID-19 Measures” means all actions or inactions of the Company (a) required to comply with any applicable Legal Requirements related to COVID-19, or (b) deemed appropriate by any of the agents or authorized representatives of the Company in connection with COVID-19.
“COVID-19 Pandemic” means the epidemic, pandemic, or disease outbreak associated with COVID-19 beginning on April 1, 2020.
“COVID-19 Relief” means all grants, loans (including any loans pursuant to the Paycheck Protection Program of the CARES Act), employee retention tax credits and other funding or payment relief (whether or not subject to forgiveness, offset, repayment, recapture or similar treatment following the receipt thereof) available to, or potentially available to, the Company (a) pursuant to any applicable Legal Requirement governing or instituted in connection with COVID-19, including the CARES Act, or (b) provided as an accommodation from a third party such as the discharge of Company Debt or rent abatement from landlords or lenders.
“Current Assets” means the Company’s current assets, including restricted cash and accrued royalties, as of September 30, 2022 (as defined by and determined in accordance with GAAP as applied consistently in the Company’s past practices), on a net basis. Current Assets shall (regardless of whether they would be treated as a current asset under GAAP as applied in the Company’s past practices) exclude (i) any amounts related to equipment and leasehold improvements made under the Company’s USAF BARDA Contract, (ii) any deferred Tax assets and any Tax assets attributable to Tax deductions, including any such Tax assets arising from Transaction Expenses (regardless of whether they would be treated as a current asset under GAAP as applied in the Company’s past practices), (iii) any revenue associated with the BARDA mAb Contract, and (iv) the Interim Operating Promissory Note Debt.
“Current Liabilities” means the Company’s total current liabilities as of September 30, 2022 (as defined by and determined in accordance with GAAP as applied consistently with the Company’s past practices). Current Liabilities shall (regardless of whether they would be treated as a current liability under GAAP as applied in the Company’s past practices) (i) include, without duplication, (A) accounts payable, (B) accrued expenses, (C) short-term and long-term deferred revenue, (D) all Pre-Closing Taxes, Taxes described in Section 5.6(b) and any other Liabilities of the Company for Taxes as of September 30, 2022 (including, for clarity, payroll taxes or other Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Merger), whether or not such Liabilities for Taxes would be then due and payable, and all Liabilities for cash bonuses, vacation, paid time off, severance, and performance or other bonuses payable to the Company’s employees as of September 30, 2022 or otherwise as a result of the Transactions that aren’t otherwise included in Transaction Expenses and (ii) exclude (u) all Liabilities related to derivative Company Warrants or similar non-cash liabilities that will be extinguished at Closing, (v) any amounts related to equipment and leasehold improvements made under the Company’s USAF BARDA Contract included in short-term or long-term deferred revenue, (w) all Liabilities for Transaction Expenses that are incurred but unpaid as of September 30, 2022, (x) Company Debt, (y) Convertible Debt, (z) Pre-Closing Debt, and (aa) any amounts related to lease liability for all leases. For the avoidance of doubt, the parties agree to report

$900,000 of accrued employee bonuses as of September 30, 2022 irrespective of the actual accruals required under GAAP.
“Designated Service Providers” means, collectively, each of the employees and consultants of the Company who has not received, or who has received but not accepted, an offer of continued employment or service with Acquirer, the Surviving Entity or another subsidiary of Acquirer.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights have been perfected in accordance with the DGCL in connection with the Merger.
“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, license, covenant, encumbrance, claim or restriction of any nature.
“Enhanced Bonus Amount” means, as to any Executive, the amount set forth in such Executive’s participation agreement to the Executive Change in Control Bonus Plan.
“Executive” means [***].
“Executive Change in Control Bonus Plan” means the Company’s Executive Change in Control Bonus Plan, in the form mutually agreed upon by Acquirer and the Company.
“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material fact with respect to the Transactions, provided, that such actual and intentional misrepresentation of a material fact of such party shall only be deemed to exist if any of the individuals referenced in the definition of “Knowledge” (in the case of the Company), or Acquirer, as the case may be, had actual knowledge (as opposed to imputed or constructive knowledge) that the misrepresentation of a material fact made by such party were made with the express intent to induce the other party to act.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Government Bid” means any offer, quotation, bid or proposal to sell products or services made by the Company to any Governmental Entity or any prime contractor that, if accepted, would lead to a Government Contract.
“Government Contract” means any Contract, basic ordering agreement, blanket purchase agreement, pricing agreement, grant, cooperative agreement, distributor agreement, reseller agreement, letter contract, purchase order, or other similar arrangement, commitment or agreement of any kind, between the Company, on the one hand, and (a) a Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier in connection with a Contract between another entity and a Governmental Entity; provided, that a task, purchase, work or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign.
“Heska Debt” means secured debt in the face amount of $9,000,000 (plus accrued interest thereon until the Closing, but excluding penalty interest or future interest on the principal amount following the Closing) issued to the Company pursuant to that certain Loan and Security Agreement, dated as of February 1, 2021.
“Indemnifying Person” means each (a) holder of Company Capital Stock, (b) holder of Company Convertible Debt, and (c) Executive that receives a portion of the Closing Merger Consideration pursuant to the Executive Change in Control Bonus Plan.
“Indemnifying Person Closing Merger Consideration” means the Closing Merger Consideration plus the Convertible Debt.
“Interim Operating Promissory Note Debt” means the principal amount of the Interim Operating Promissory Note, plus the amount of interest accrued thereon until the Closing, but excluding future interest on the principal amount following Closing.

“Joinder Agreement” means the Joinder and Release Agreement attached to this Agreement as Exhibit E.
“Key Employees” means each of the individuals listed on Exhibit B.
“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after due inquiry by the Executives, and [***].
“Legal Requirements” or “Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Legal Requirements or order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Material Adverse Effect” means any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, has or would reasonably be expected to become materially adverse to (a) the business, condition (financial or otherwise), assets or results of operations of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof; (iv) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any natural or man-made disaster, acts of God, epidemic, pandemic (including the COVID-19 pandemic); (vii) any action required or expressly permitted by this Agreement; (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers or distributors of the Business; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has or could reasonably be expected to have a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses. For the avoidance of doubt, the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Material Adverse Effect in the prior sentence of this paragraph.
“Offer Letter” means an employment offer letter, together with a confidential information, non-competition, invention assignment and arbitration agreement executed by each Key Employee, to become effective upon the Closing.
“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company acting as a payments administrator.
“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of applicable Legal Requirements to secure payments of customs duties in connection with the importation of goods, (vi) nonexclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of end user agreement (a copy of which has been made available to Acquirer), and (vii) liens in connection with the Heska Debt.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
“Pre-Closing Debt” means the Heska Debt and the Interim Operating Promissory Note Debt.
“Pre-Closing Taxes” means any Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Closing Date, including (i) all payroll and other Taxes arising from the Transactions whether or not such Taxes are due and payable as of the Closing Date, and (ii) any Taxes that were deferred by the Company on or prior to the Closing Date pursuant to the CARES Act or any other corresponding or similar provision of other applicable Legal Requirements enacted in connection with COVID-19. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (A) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (B) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.
“Privileged Communications” means any communication between the Firm, on the one hand, and the Company or the Company Securityholders, on the other hand, that is attorney-client privileged and that solely relates to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement.
“Pro Rata Share” means, with respect to each Indemnifying Person, a percentage equal to a quotient, (i) the numerator of which is the aggregate value of the portion of the Indemnifying Person Closing Merger Consideration received by such Indemnifying Person pursuant to Section 1.8, and (ii) the denominator of which is the aggregate value of the Indemnifying Person Closing Merger Consideration issued or paid to all Indemnifying Persons pursuant to Section 1.8.
“Purchase Price” means $38,700,000; provided that, if the BARDA mAb Contract is not awarded by December 31, 2022, the purchase price shall be $38,150,000.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement attached to this Agreement as Exhibit F.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.
“Spreadsheet” means a spreadsheet in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:
1.the Company Cash, together with a breakdown thereof;
2.the Company Debt, the Convertible Debt, and the Pre-Closing Debt, together with a breakdown thereof;
3.the Transaction Expenses (including, for the avoidance of doubt, any third-party expenses that will become payable after the Effective Time with respect to services performed or actions taken at or prior to the Effective Time), together with a breakdown thereof specifying the amount to be paid to each payee and the wire instructions for each payee;
4.the amount of the Holdback Fund, together with the calculation thereof;
5.the Closing Merger Consideration, together with the calculation thereof;
6.the names of each Indemnifying Person, and their respective addresses, e-mail addresses and, where available, taxpayer identification numbers; and
7.a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer.
“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, abandoned property, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.
“Third-Party Claim” means (i) a claim by any Person other than an Indemnified Person, (ii) any Action by a Governmental Entity, or (iii) any audit, inspection, order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person, other than an Indemnified Person or Person acting for or on behalf of an Indemnified Person.

“Transaction Expenses” means (i) all third-party fees and expenses incurred by the Company in connection with this Agreement, the Merger and the other Transactions, whether or not paid, billed or accrued (including any fees and expenses of legal counsel and accountants, the amount of the Expense Fund, the maximum amount of fees and expenses payable to financial advisors, investment bankers, and brokers of the Company, and any such fees incurred by Company Securityholders or the Company employees or consultants if paid or to be paid for by the Company), (ii) any commission, obligation, bonus or other payment of any kind payable by the Company to the directors, employees, or service providers of the Company in respect of services, performance or achievements occurring on or prior to the Closing (whether or not then due and owing), including any amounts under-accrued by the Company, arising as a result of or in connection with the consummation of the Merger, either alone or in conjunction with a termination of service following the consummation of the Merger, in each case, that is unpaid as of immediately prior to the Effective Time, (iii) any unpaid or unfunded severance obligations to directors, employees, and other service providers of the Company that are not included in the calculation of Company Net Working Capital, (iv) any payments to obtain any consents, waivers, approvals, amendments or terminations from third parties required by this Agreement, (v) one-half of the Transfer Taxes payable by or on behalf of the Company pursuant to Section 5.6(f), (vi) one-half of the fee of the Paying Agent, and (vii) any fees associated with the D&O Insurance. For the avoidance of doubt, Transaction Expenses (A) shall include the employer portion of any payroll Taxes with respect to any of the foregoing (or with respect to any other payments by the Company in connection with the Merger), whether or not due for payment as of the Closing, and (B) shall not include (y) any retention or similar payments granted by the Acquirer following the Closing, and (z) any expenses in connection with the Company’s 2020, 2021 and 2022 audits..
“Treasury Regulations” means the U.S. Treasury Department’s Tax Regulations promulgated under the Code.
“USAF BARDA Contract” means the Air Force Life Cycle Management Center (AFLCMC/EB–) - FA8656-21-C-0013 fixed price, commercial item contract.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
a.The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) and as a wholly owned subsidiary of Acquirer.
b.Closing. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of .PDF copies of the documents set forth in Section 1.6 on such date that is (a) the earliest of the first Business Day of the following fiscal months: January 2023, February 2023, April 2023, May 2023 and July 2023; provided that all of the conditions set forth in ARTICLE VII of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) at least 3 Business Days prior to such date, or (b) as Acquirer and the Company agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
c.Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the Certificate of Merger (the “Effective Time”).
d.Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

e.Closing Deliveries.
i.Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing: each of the following:
1.a certificate, dated as of the Closing Date and executed on behalf of Acquirer by a duly authorized officer of Acquirer, to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied; and
2.the Paying Agent Agreement duly executed by the Acquirer.
ii.Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing, each of the following:
1.a certificate from the Secretary of State of the State of Delaware and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within five days prior to the Closing Date, and certifying that the Company is in good standing and, to the extent provided by such certificate, that all applicable state franchise or similar Taxes and fees of the Company through and including the date of the certificate have been paid;
2.payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to the Company Debt and, if requested by Acquirer, with respect to the Convertible Debt, which letters or instruments provide for the full payoff and discharge of the Company Debt outstanding or, if applicable, the Convertible Debt outstanding, as of immediately prior to the Effective Time, and the termination and release of all instruments providing for or related to the Company Debt or the Convertible Debt, as the case may be, including the release of any Encumbrances on the assets and properties of the Company relating thereto;
3.a parachute payment waiver, in substantially the form attached hereto as Exhibit C (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.12;
4.resignations from each of the directors and each of the officers of the Company in office immediately prior to the Closing;
5.a certificate, dated as of the Closing Date and executed on behalf of the Company by its chief executive officer, to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(c) has been satisfied;
6.a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Certificate of Incorporation, (B) bylaws, (C) Company Board resolutions approving the Merger, and (D) Written Consent executed by the Company Stockholders adopting this Agreement;
7.the Spreadsheet and a certificate executed by the Company’s chief executive officer, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete; provided that such Spreadsheet is delivered no less than seven (7) Business Days prior to the Closing Date;
8.the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the calculations set forth therein;
9.a properly completed and executed certificate satisfying the requirements of Treasury Regulation Section 1.897-2(h) and 1.1445-2(c), certifying that the shares in the Company as of the Closing Date (and at all times during the applicable period ending as of the Closing Date) are not a “United States real property interest” within the meaning of Code Section 897(c);
10.evidence reasonably satisfactory to Acquirer of (i) the Company’s receipt of all consents, waivers and approvals described on Section 2.3(b)(ii)(B) of the Company Disclosure Schedules, and (ii) the amendment or termination, as applicable, of each of the Contracts listed on Section 2.3(b)(ii)(B) of the Company Disclosure Schedules, as described therein;
11.Offer Letters, effective as of the Closing, executed by each of the Continuing Service Providers;
12.executed confirmatory assignments of Intellectual Property from any of the Company’s current and former employees and independent contractors and consultants that have not executed such agreements, in each case in a form that is reasonably satisfactory to Acquirer;

1.Written Consents executed by each Company Stockholder necessary to evidence the obtainment of the Company Stockholder Approval and the Requisite Stockholder Approval;

1.unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date pursuant to Section 5.10, a true, correct and complete copy of resolutions adopted by the Company Board or any applicable committee thereof, certified by the Secretary of the Company, authorizing the termination of all Company Employee Plans, and the Company Option Plan and the treatment of each Company Option pursuant to Section 1.8;
2.the Company’s audited balance sheets, statements of profits and losses, and statements of cash flows of the Company for the fiscal year ended December 31, 2020 (the “2020 Audited Company Financial Statements”), and the Company’s audited balance sheets, statements of profits and losses, and statements of cash flows of the Company for the fiscal years required by the SEC or pursuant to other regulatory requirements (the “Audited Company Financial Statements”); provided, that during the Pre-Closing Period, Acquirer shall apply to the SEC for a waiver of its Form 8-K financial reporting requirements with respect to the Audited Company Financial Statements, and Acquirer shall waive the requirement for the Company to deliver the Audited Company Financial Statements if the SEC grants the waiver of Acquirer’s Form 8-K financial reporting requirements with respect to the Audited Company Financial Statements prior to Closing.
3.the Paying Agent Agreement duly executed by Holder Representative;

4.Restrictive Covenant Agreements executed by the Executives that are Indemnifying Persons;
5.Joinder Agreements executed by Company Stockholders holding at least [***]% of the Company Capital Stock; and
6.evidence reasonably satisfactory to Acquirer of the cancellation, forfeiture or other termination of any equity interests of any Person other than the Company in any Subsidiary, including without limitation any profits interests.
f.Organizational Documents; Directors and Officers. Unless otherwise determined by Acquirer and the Company prior to the Effective Time, at the Effective Time:
i.the Certificate of Incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;
ii.the Company shall take all actions necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
iii.the Company shall take all actions necessary to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the only directors and officers of the Surviving Entity immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.
g.Effect of Merger on Company Capital Stock, Company Options and Company Warrants.
i.Treatment of Company Capital Stock, Company Options and Company Warrants. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Company Stockholder, Company Optionholder, Company Warrantholder, or any other Person:
1.Series B Preferred Stock. At the Effective Time, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder shall be cancelled and converted automatically into the right of each such Company Stockholder to receive the amounts of cash set forth on the Spreadsheet.

1.Series A Preferred Stock. At the Effective Time, each share of Series A Preferred Stock that is outstanding immediately prior to the Effective Time, will be cancelled and extinguished at the Effective Time, without any present or future right to receive any portion of the Closing Merger Consideration or any other consideration, and shall not be assumed by Acquirer in the Merger. At the Effective Time, based on the aggregate consideration payable to the Company Securityholders pursuant to this Agreement, the Series A Preferred Stock does not have any value.
2.Company Common Stock. At the Effective Time, each Company Common Stock that is outstanding immediately prior to the Effective Time, will be cancelled and extinguished at the Effective Time, without any present or future right to receive any portion of the Closing Merger Consideration or any other consideration, and shall not be assumed by Acquirer in the Merger. At the Effective Time, based on the aggregate consideration payable to the Company Securityholders pursuant to this Agreement, the Company’s Common Stock does not have any value.
3.Company Options. At the Effective Time, each Company Option that is, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time, will be cancelled and extinguished at the Effective Time, without any present or future right to receive any portion of the Closing Merger Consideration or any other consideration, and shall not be assumed by Acquirer in the Merger. At the Effective Time, based on the aggregate consideration payable to the Company Securityholders pursuant to this Agreement, the Company’s Common Stock does not have any value.
4.Company Warrants. At the Effective Time, each Company Warrant, whether vested or unvested, will be cancelled and extinguished, without any present or future right to receive any portion of the Closing Merger Consideration or any other consideration, and shall not be assumed by Acquirer in the Merger. The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Warrants pursuant to this Section 1.8(a)(v).
ii.Maximum Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate amount of cash to be paid by Acquirer to the Company Securityholders plus the aggregate amount of the Pre-Closing Debt equal an amount that exceeds the Purchase Price.
iii.Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Entity (and the shares of the Surviving Entity into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Entity.
iv.Treatment of Company Common Stock Owned by the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub, the Company, the Company Stockholders or any other Person, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment of any consideration therefor and shall cease to exist.
v.Dissenting Shares. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 1.8(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment thereunder shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any

Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 1.8(a) in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(a), following the satisfaction of the applicable conditions set forth in Section 1.9, the consideration to which such holder would be entitled in respect thereof under this Section 1.8 as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under the DGCL. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payment of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8(e) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Stockholder.
vi.Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such Company Securityholders and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
vii.Spreadsheet. The parties agree that Acquirer and Merger Sub shall be entitled to rely on the Spreadsheet in making payments under this ARTICLE I and Acquirer and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Spreadsheet.
h.Payment and Exchange Procedures.
i.Surrender of Certificates.
1.At the Effective Time, all Company Capital Stock, all Company Warrants and all Company Options outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of record of Company Capital Stock (each, a “Certificate”), and each holder of record of a Company Option or Company Warrant shall cease to have any rights as a stockholder of the Company or a holder of Company Options or Company Warrants, as applicable.
2.Prior to the Effective Time, Company and/or Acquirer shall have mailed (including by email), or caused to be mailed, to each Company Securityholder a letter of transmittal in customary form (a “Letter of Transmittal”) and instructions for completion of the same in exchange for the applicable portion of Closing Merger Consideration pursuant to Section 1.8, or as otherwise provided in this Agreement. As soon as reasonably practicable after the date of receipt by the Company and/or Acquirer (or a paying agent acting on its behalf) from a Company Securityholder of a Letter of Transmittal, a Joinder Agreement, and any

other documentation required thereby (including applicable Tax forms) that Acquirer or a paying agent acting on its behalf may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, Acquirer shall, or shall cause a paying agent acting on its behalf to issue and pay to each Company Securityholder a cash amount as provided in Section 1.8(a), or as otherwise provided in this Agreement (as set forth opposite such Company Securityholder’s name on the Spreadsheet) with respect to such record of Company Security and the record of such Company Security shall forthwith be cancelled. Without limitation of the foregoing, the Parties acknowledge and agree that Acquirer’s payroll processes may require additional processing time after receipt of duly completed and validly executed Exchange Documents to pay any amounts with respect to a right to an Enhanced Bonus Amount under the Executive Change in Control Bonus Plan. No portion of the above referenced consideration (or any other amounts hereunder) shall be paid or payable in respect of any Company Security until the holder of such Company Security has delivered validly executed Exchange Documents in respect of such Company Security to the Acquirer in accordance with the terms and conditions hereof. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of validly executed Exchange Documents. Until so delivered, each outstanding record of Company Security that prior to the Effective Time represented a Company Security (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive a portion of the consideration as provided in Section 1.8, or as otherwise provided in this Agreement.
ii.Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.8 to a Person other than the Person whose name is reflected on the Spreadsheet, it will be a condition to the issuance or delivery thereof that the Person requesting such exchange will have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the payment or issuance of any portion of the Closing Merger Consideration in any name other than that of the registered holder of such shares, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.

i.No Further Ownership Rights in Company Capital Stock. All consideration paid or payable following the surrender for exchange of Company Securities in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such Company Security and there shall be no further registration of transfers on the records of the Company of shares of Company Security which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Exchange Documents are presented to the Company or the Surviving Entity for any reason, such record of Company Security shall be canceled and exchanged as provided in this ARTICLE I.

i.Holdback Fund. The Holdback Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Persons under ARTICLE VIII, and shall be held and distributed in accordance with Section 8.1. The adoption of this Agreement by the Company Securityholders shall constitute, among other things, approval of the Holdback Fund, the withholding of the Holdback Fund by Acquirer, the funding of the Expense Fund and the appointment of the Holder Representative.
ii.Unclaimed Consideration. Each holder of record of a Company Security who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.9 shall look only to Acquirer (subject to abandoned property, escheat and similar applicable Legal Requirements) for such holder’s claim, only as a general unsecured creditor of Acquirer, to any portion of the Closing Merger Consideration payable or issuable pursuant to Section 1.8(a), or as otherwise provided in this Agreement, in respect of such Company Security. Notwithstanding anything to the contrary contained herein, if any Exchange Documents have not been delivered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Closing Merger Consideration payable or issuable pursuant to Section 1.8(a), or as otherwise provided in this Agreement, in respect of such record of Company Security would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such record of Company Security or shall, to the extent permitted by applicable Legal Requirements, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
iii.Other Rights Not Assumed. Acquirer is not assuming, and shall not assume, any obligations or Liabilities under (i) any options or warrants to purchase or otherwise acquire any shares of Company Capital Stock, or (ii) any other direct or indirect rights to acquire shares of Company Capital Stock. The Company shall take all actions necessary or appropriate, including providing any required notices, so that any direct or indirect rights to acquire shares of Company Securities shall be terminated as of the Effective Time.
i.Tax Consequences. Notwithstanding anything in this Agreement to the contrary, Acquirer makes no representations or warranties to the Company, or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
j.Withholding Rights. Acquirer, the Company and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any Company Security such amounts as Acquirer, the Company or the Surviving Entity believes in good faith is required to deduct and withhold with respect to any such deliveries and payments under the Code and Treasury Regulations or any provision of applicable Tax law. To the extent that amounts are so withheld by the Acquirer and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
k.Company Net Working Capital Adjustment.

i.The Company shall deliver the calculation of actual Company Net Working Capital (the “NWC Calculations”) to Acquirer on or before November 1, 2022. An example NWC Calculation is attached as Exhibit G.
ii.Within 30 days after receipt of the NWC Calculations by Acquirer, Acquirer may object to the NWC Calculations by delivering to the Holder Representative a notice expressing this objection (the “Acquirer NWC Notice”) setting forth Acquirer’s calculation of Company Net Working Capital and the amount of the Company Net Working Capital Shortfall, if any, in each case together with supporting documentation, information and calculations, together with a certificate of Acquirer confirming that the Acquirer’s calculation of Company Net Working Capital is true, correct and was prepared in good faith and in accordance with this Section 1.12(b).
iii.From and after the receipt of the NWC Calculations by Acquirer until the Company Net Working Capital is finally determined pursuant to this Section 1.12, the Company shall provide the Acquirer and any accountants or advisors retained by Acquirer with reasonable access to the books and records and personnel of the Company for the purpose of enabling Acquirer and its accountants and advisors to calculate, and to review calculation of Company Net Working Capital set forth in the Acquirer NWC Notice.

i.If Acquirer and the Holder Representative cannot resolve any matter set forth in the Acquirer NWC Notice, then Acquirer and the Holder Representative shall engage a nationally recognized independent accounting firm acceptable to both Acquirer and the Holder Representative (the “Independent Accountant”) to review only the matters that are still disputed by Acquirer and the Holder Representative and the NWC Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Independent Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Indemnifying Persons, and the Independent Accountant shall provide Acquirer and the Holder Representative with a calculation of Company Net Working Capital in accordance with such determination.
ii.In the event that Acquirer and Holder Representative submit any unresolved objections with respect to the Company Net Working Capital to the Independent Accountant for resolution as provided in Section 1.12(d), Acquirer and the Holder Representative (on behalf of the Indemnifying Persons) shall each pay their own fees and expenses. The costs and charges of the Independent Accountant will be allocated between the parties based on the inverse of the percentage its determination (before such allocation) bears to the aggregate amount of the items in dispute as originally submitted to the Independent Accountant. By way of illustration and not limitation, assuming the items in dispute total an amount equal to $1,000 and the Independent Accountant awards $600 in favor of the Holder Representative’s position, 60% of the costs of its review would be borne by Acquirer and 40% of such costs would be borne by the Indemnifying Persons.
iii.After the Company Net Working Capital is finally determined pursuant to this Section 1.12 (the “Closing Net Working Capital”):
1.in the event that the Closing Net Working Capital is finally determined prior to Closing, then (A) if the Closing Net Working Capital exceeds the Company Net Working Capital Target, no further action shall be taken, or (B) if the Company Net Working Capital Target exceeds the Closing Net Working Capital, the Company Net Working Capital Shortfall, if any, shall be taken into account in calculating the Closing Merger Consideration; or
2.in the event that the Closing Net Working Capital is not finally determined prior to Closing, then (A) if the Closing Net Working Capital exceeds the Company Net Working Capital Target, no further action shall be taken, or (B) if the Company Net Working Capital Target exceeds the Closing Net Working Capital, the Indemnifying Persons shall indemnify and hold harmless Acquirer for the amount of such difference pursuant to Section 8.2(b).

a.Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Entity are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
B. Representations and Warranties of the Company
Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Acquirer as follows:
a.Organization, Good Standing, Corporate Power and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Paying Agent Agreement, and the Restrictive Covenant Agreements (the “Company Related Agreements”), and the Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign entity (to the extent the relevant jurisdiction recognizes the concept of good standing) in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect with respect to the Company. Except as set forth in Section 2.1 of the Company Disclosure Schedules, there are no Subsidiaries and the Company has no equity interest or investment in any other Person.
b.Capitalization.
i.The authorized Company Capital Stock consists solely of (i) 46,307,458 shares of Company Common Stock and (ii) 29,177,960 shares of Company Preferred Stock of which (y) 11,870,501 shares are designated as Series A Preferred Stock and (z) 17,307,459 shares are designated as Series B Preferred Stock. A total of 9,993,720 shares of Company Common Stock and 26,987,959 shares of Company Preferred Stock, including 10,670,505 shares of Series A Preferred Stock, and 16,317,454 shares of Series B Preferred Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and, except as set forth in Section 2.2(a) of the Company Disclosure Schedules, no commitments or Contracts to issue any Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plans that are outstanding as of the Agreement Date or the exercise of Company Warrants that are outstanding as of the Agreement Date. The Company holds no treasury shares. Section 2.2(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder, and any beneficial holders thereof, if applicable, and (ii) the number of such Company Capital Stock that are not vested pursuant to the terms of the underlying agreement or remain subject to a risk of forfeiture or subject to a right of repurchase in favor of a third party, including as applicable the number and type of such unvested Company Capital Stock, the per share purchase price paid for such Company Capital Stock, the vesting schedule in effect for such Company Capital Stock (and the terms of any acceleration thereof), the per share repurchase price payable for such Company Capital Stock and the length of the repurchase period following the termination of service of the holder of such Company Capital Stock. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation and Bylaws of the Company or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other applicable Legal Requirement any Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding Company Capital Stock, Company Options and Company Warrants were issued in compliance with applicable Legal Requirements and all requirements set forth in the Certificate of Incorporation and Bylaws of the Company and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.
ii.As of the Agreement Date, the Company has reserved 9,218,262 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 5,502,857 shares are subject to outstanding and unexercised Company Options, and 1,613,255 shares remain available for issuance thereunder. Section 2.2(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of shares of Company Common Stock subject to each Company Option, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the exercise price per share, the term of each Company Option, the plan from which such Company Option was granted (if any) and the country and state of residence of such Company Optionholder. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such Company Option) have been provided to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company

Option Plans or Contracts in any case from those provided to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise.
iii.Section 2.2(c) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Warrantholders, including the number of shares and type of Company Common Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. True, correct and complete copies of each Company Warrant have been provided to Acquirer, and such Company Warrants have not been amended or supplemented since being provided to Acquirer, and there are no Contracts providing for the amendment or supplement of such Company Warrants. The terms of the Company Warrants permit the treatment of Company Warrants as provided herein, without notice to, or the consent or approval of, the Company Warrantholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Warrants.
iv.Except as set forth in Section 2.2(d) of the Company Disclosure Schedules, there is no Company Debt (i) granting its holder the right to vote on any matters on which any Company Stockholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date.
v.The Company has not issued, and has not made any commitment to issue, any options to purchase shares of Company Capital Stock, other than the Company Options and Company Warrants.
vi.As of the Agreement Date, there are no authorized, issued or outstanding equity interests of the Company other than Company Capital Stock, Company Options, Company Warrants, and Company Convertible Debt. Except as set forth in Section 2.2(a) or Section 2.2(b) of the Company Disclosure Schedules, as of the Agreement Date, no Person has any equity interests of the Company, stock options, stock appreciation rights, stock units, calls or rights, or is party to any Contract of any character to which the Company or to the Company’s Knowledge, a Company Stockholder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Stockholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract.
vii.Except as set forth in Section 2.2(g) of the Company Disclosure Schedules, there are no Contracts relating to voting, purchase, sale or transfer of any Company Common Stock (i) between or among the Company and any Company Stockholder, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company Stockholders. Neither the Company Option Plans nor any Contract of

any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Common Stock or Company Options requires or otherwise provides for any accelerated vesting of any Company Common Stock or Company Options or the acceleration of any other benefits thereunder, in each case in connection with the Merger or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Effective Time or otherwise.
viii.As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Spreadsheet as being owned by a Person, or subject to Company Options or Company Warrants owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other equity interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any Company Capital Stock, Company Options, Company Warrants or any other equity interests of the Company, and (iii) the shares of Company Capital Stock, Company Options and Company Warrants disclosed in the Spreadsheet will be free and clear of any Encumbrances.
ix.Section 2.2(i) of the Company Disclosure Schedules identifies any employee of the Company or other Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options to purchase shares of Company Capital Stock or other equity awards with respect to Company Capital Stock or (ii) other securities of the Company, that in each case, have not been issued or granted as of the Agreement Date, together with the number of such options, other equity awards or other securities and the number of shares of Company Capital Stock issuable or to be issuable pursuant to any other promised terms thereof.
x.Section 2.2(j) of the Company Disclosure Schedules sets forth a complete list of all Company Debt, Convertible Debt and Pre-Closing Debt, including, for each item of Company Debt, Convertible Debt and Pre-Closing Debt, the agreement governing the Company Debt, Convertible Debt or the Pre-Closing Debt, as the case may be, and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing. Except as set forth in Section 2.2(j) of the Company Disclosure Schedules, the Company does not have any indebtedness for money borrowed.
xi.Except as set forth in Section 2.2(k) of the Company Disclosure Schedules, the Company does not currently have, and, since its inception, has never had, any Subsidiaries or any equity interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity. Other than the Company and its Subsidiaries set forth in Section 2.2(k) of the Company Disclosure Schedules, the Company has no ownership interest or direct or indirect equity or other interest or right (contingent or otherwise) to acquire an ownership interest in any other corporations, associations or other persons that are legal entities that are material to the Business, taken as a whole, or through which the Company conducts the Business, and the Company is not a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the Business.
c.Due Authorization; Non-Contravention.
i.The execution and delivery of this Agreement and the Company Related Agreements and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Company Related Agreements have been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the Company Related Agreements by the other parties hereto, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Legal Requirements affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) declared that this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The holders of a majority of the outstanding shares of Company Capital Stock, and the holders of a majority of the outstanding shares of Series B Preferred Stock, have approved this Agreement, the Certificate of Merger and the Merger, and the votes of such holders are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger under the DGCL or the Certificate of Incorporation and Bylaws of the Company, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”).
ii.The execution, delivery and performance of this Agreement and the Company Related Agreements by the Company do not, and the consummation of the Merger and the transaction contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the Company Common Stock or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or nay of its assets or properties or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation and Bylaws of the Company or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) except as set forth in Section 2.3(b)(ii)(B) of the Company Disclosure Schedules, any Contracts to which the Company is a party or by which it is bound or (C) any Legal Requirement or any judgment, order or decree of any court or arbitrator applicable to the Company.

a.Sufficiency of Assets.
1.The Company has good, valid and marketable title to all of its assets (or in the case of leased assets, valid leasehold interests in such leased assets), free and clear of all Encumbrances except Permitted Encumbrances. The tangible assets of the Company are in good working condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes of the Business as operated consistent with past practice.

1.The assets, properties and rights that will be owned, leased or licensed by the Company immediately following the Closing (i) constitute all of the assets and properties that are necessary for Acquirer to conduct and operate the Business, and for Acquirer to continue the conduct of the Business as operated consistent with past practice, and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for either Acquirer or the Surviving Entity to acquire any other asset, property, or (B) the breach or violation of any Contract.
2.Section 2.4(c) of the Company Disclosure Schedules identifies each parcel of real property leased by the Company. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.
i.Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Entity is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under this Agreement or the Company Related Agreements, except for the filing of the Certificate of Merger as provided in Section 1.2.
ii.Litigation. There has not been during the past three years and there is not currently any private or governmental action, suit, proceeding, claim, arbitration, investigation or similar proceeding the existence of which the Company has received written notice or has Knowledge about (“Action”) pending, or, to the Company’s Knowledge, threatened, against the Company, or to the Company’s Knowledge, pending or threatened against or with respect to the Company’s activities or its properties, or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), before any court or governmental agency, and, to the Company’s Knowledge, there is not any reasonable basis for any such Action. The Company is not a party or to its Knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company currently pending or which the Company intends to initiate. To the Company’s Knowledge, no Person has expressed an interest to assert an Action against the Company or any of its assets or any of the Company’s directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) based upon: (i) the Company entering into this Agreement, the Merger or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise.
iii.Restrictions on Business Activity. Except as set forth in Section 2.7 of the Company Disclosure Schedules, there is no Contract to which the Company is a party or any judgment, injunction, order or decree binding upon the Company which has or would be reasonably be expected to have the effect of prohibiting or impairing the Business as conducted consistent with past practice, any acquisition of property by the Company or the conduct of the Business by the Company or, excluding restrictions on the use of Third Party Intellectual Property contained in the applicable written license agreement therefor, (a) limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses, (b) limiting the freedom of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (c) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property.
iv.Intellectual Property.
1.As used in this Agreement, the following terms have the meanings indicated below:
a.“Company Data” means all data Processed by the Company in connection with its Business, including Company-Licensed Data, Company-Owned Data and Personal Data.
b.“Company Data Agreement” means any contractual commitment made by the Company that is applicable to Personal Data.
c.“Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company.
d.“Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company is a party or bound by, except for licenses to Open Source Materials and Contracts for Third Party Intellectual Property that is generally, commercially available software and (i) is not material to the Company, (ii) has not been modified or customized for the Company and (iii) is licensed for an annual fee no greater than $10,000.
e.“Company-Licensed Data” means all data owned, or purported to be owned by third parties that is Processed by the Company.
f.“Company-Owned Data” means each element of data collected, generated, or received that the Company owns or purports to own.
g.“Company-Owned Intellectual Property” means any and all Intellectual Property that the Company owns or purports to own. Company-Owned Intellectual Property includes the Company Registered Intellectual Property.
h.“Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data, if applicable, and (C) policies and obligations applicable to the Company relating to transfers of Company Data.
i.“Company Products” means all products or services that are currently or have been produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.
j.“Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) Internet domain names and (D) copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company.
k.“Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.
l.“Company Websites” means all websites owned, operated or hosted by the Company or through which the Company conducts the Business (including those websites operated using the domain names listed in Section 2.8(c) of the Company Disclosure Schedules), and the underlying platforms for such websites.
m.“Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
n.“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith throughout the world: patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, technology, and know-how, rights in software (including source code and executable code) and related documentation, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, social media accounts, copyrights, copyright registrations and applications therefor, works of authorship, and all other rights corresponding thereto, database rights, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights in or to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.
o.“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).
p.“Personal Data” means any information (A) relating to an identified or identifiable natural Person, including a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural Person, (B)any other piece of information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household including physical address, phone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, IP address, inferences drawn to create a profile of a natural Person government-issued identifier (including Social Security number and driver’s license number), biometric, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status, or is otherwise considered “personal data,” “individually identifiable health information,” “protected health information,” “personally identifiable information” or “personal information” under applicable Legal Requirements, including Tracking Data.
q.“Privacy Laws” means any Legal Requirements that the Company is obligated to comply with under any Legal Requirements or Contract, in each case governing: (A) the privacy, Processing, protection, or security of Personal Data, or (B) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Privacy Laws” include the following, in each case to the extent it is applicable to the Business as operated consistent with past practice: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, the Video Privacy Protection Act and related state laws, state data breach notification laws, state biometric privacy laws, Canada’s Anti-Spam Legislation, the GDPR (and any European Union member states’ laws and regulations implementing it), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time (and any European Union member states’ laws and regulations implementing it), the UK Data Protection Act 2018, the California Consumer Privacy Act (as amended by the California Privacy Rights Act) and other applicable data protection laws of the jurisdictions applicable to natural Persons whose Personal Data is Processed by Company or where the Company operates.
r.“Process” or “Processing” means, any operation or set of operations, with respect to data, the use, collection, structuring, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure by transmission, dissemination or otherwise making available, alignment, combination, restriction, erasure, or destruction of such data.
s.“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property in any form and embodied in any media.

a. “Third Party Intellectual Property” means any and all Intellectual Property owned by a third party.
b.“Tracking Data” means (A) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.
2.Ownership; Status. The Company has full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business operated consistent with past practice, free and clear of any Encumbrances other than Permitted Encumbrances without: (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. The Company Intellectual Property collectively constitutes all Intellectual Property necessary for Acquirer’s conduct of, or that are used in or held for use, in the Business operated consistent with past practice. The Company has not transferred ownership of or granted any exclusive rights in, any Company Intellectual Property to any third party. Except for the Government Entities retaining rights and interests in and to the patent and patent applications listed on Section 2.8(b) of the Company Disclosure Schedules, no third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property. All patent and patent applications listed on Section 2.8(b) of the Company Disclosure Schedules have been partially-funded by Government Entities.
3.Registered Intellectual Property. Section 2.8(c) of the Company Disclosure Schedules lists all Company Registered Intellectual Property and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid, subsisting (or, in the case of applications, applied-for), and to the Company’s Knowledge, enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entity or other Person, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has made available to Acquirer all of the Company’s pending patent applications.
4.Company Products. Section 2.8(d) of the Company Disclosure Schedules lists all Company Products that have been made available for use or purchase by the Company, including any product or service currently under development, and for each such Company Product (and each version thereof) identifying its release date.
5.Invention Assignment and Confidentiality Agreement. The Company has taken commercially reasonable measures to protect and preserve the Company-Owned Intellectual Property, including the confidentiality of all confidential or non-public information of the Company. The Company has secured from all (i) current or former consultants, advisors, employees (including the Company’s founders) and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Intellectual Property and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property (or to the extent not assignable, an irrevocable waiver of all rights in the foregoing), and commitments to protect the confidentiality of all of the Company’s or any relevant third party’s confidential or non-public information. No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned Intellectual Property. Without limiting the foregoing, except as set forth on Section 2.8(e) of the Company Disclosure Schedules, the Company has obtained written and enforceable Intellectual Property assignment and non-disclosure agreements from all Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. To the Company’s Knowledge, no Author is in violation of any term or covenant in any such agreement.
6.Non-Infringement. To the Knowledge of the Company, there is no, nor has there been any, unauthorized use, unauthorized disclosure, infringement, misappropriation, or other violation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Action for infringement, misappropriation or other violation of Company-Owned Intellectual Property. The Company has not been subject to any actual or, to the Company’s Knowledge, threatened Action (including requests for indemnification) or Liability, for actual or alleged infringement, misappropriation, or other violation of any Third Party Intellectual Property. The operation of the Business including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii), the Company’s use of any product, device, process or service used in the Business as previously conducted and currently conducted by the Company, has not, does not and, to the Company’s Knowledge will not, infringe (directly or indirectly), misappropriate or otherwise violate any Third Party Intellectual Property or violate any Company Intellectual Property Agreements or other terms applicable to use of such Third Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction in which the Company conducts the Business, and to the Company’s Knowledge, there is no basis for any such claims. No Company Intellectual Property or Company Product is subject to any order, settlement agreement or, to the Company’s Knowledge Action, or right that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property. The Company has not received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted infringes or misappropriates any Third Party Intellectual Property.
7.Intellectual Property Agreements. The Company has not granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property other than nonexclusive end user terms of service entered into by users of the Company Products in the ordinary course on the Company’s unmodified standard form (copy of which has been provided to Acquirer), nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property. The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or, except as set forth in Section 2.8(g) of the Company Disclosure Schedules, Company-Owned Intellectual Property or any other property or rights. With respect to the Company Intellectual Property Agreements, except as set forth in Section 2.8(g) of the Company Disclosure Schedules:
a.Each such agreement is valid and subsisting and has, where required, been duly recorded or registered;
b.At the Closing, the Surviving Entity (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay;
c.No Company Intellectual Property Agreement requires the Company to include any Third Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
d.None of the Company Intellectual Property Agreements grants any third party any exclusive rights to, or the right to sublicense, any Company-Owned Intellectual Property;
e.No third party that has licensed Intellectual Property to the Company has ownership or license rights to improvements or derivative works made by the Company in the Third Party Intellectual Property that has been licensed to the Company;
f.To the Knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof; and

g.To the Knowledge of the Company, there are no disputes or Actions (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder.
8.Source Code. The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products and subject to a written confidentiality agreement. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code. The software used in the provision of any Company Product does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.
9.Confidential Information. The Company has taken reasonable measures to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. The Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies at its stage of development offering similar services, and acts in compliance therewith. To the Company’s Knowledge, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information. To the Company’s Knowledge, there has been no Company or third-party breach of confidentiality.
10.Third Party Intellectual Property. To the extent that any Intellectual Property that is or was Third Party Intellectual Property (excluding Open Source Materials) is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products, the Company has a written agreement or standard online terms of service with such third party with respect thereto pursuant to which the Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, such Intellectual Property by operation of law or by valid assignment (including a waiver from, and agreement of, such third party not to assert any non-assignable moral rights) or (ii) has obtained perpetual, non-terminable (other than for breach) licenses to all such Third Party Intellectual Property.

11.Open Source Software. Section 2.8(k)-1 of the Company Disclosure Schedules lists all Open Source Materials used by the Company in any Company Product, and describes the manner in which such Open Source Materials were so used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company) and identifies the licenses under which such Open Source Materials were used. To the Company’s Knowledge, the Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in each case in such a way that creates or purports to create obligations for the Company with respect to any Company-Owned Intellectual Property or grants or purports to grant to any third party, any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). Section 2.8(k)-2 of the Company Disclosure Schedules lists any contributions made by the Company to third-party open source projects (the “Open Source Contributions”). The Company’s participation in the Open Source Contributions has not resulted in the assignment or license of any Company-Owned Intellectual Property or Company Products.
12.Systems.
a.The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company or its suppliers (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company. From and after the Effective Time, the Surviving Entity will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had had this Agreement not been entered into and the consummation of the Merger not occurred, without the payment of any additional amounts or consideration. Except as set forth in Section 2.8(l)(i) of the Company Disclosure Schedules, the Company has developed, regularly tests, and maintains appropriate disaster recovery plans, business continuity plans, procedures, and facilities for the Business as currently operated, and such plans, procedures, and facilities have been proven effective upon periodic testing.
b.Section 2.8(l)(ii) of the Company Disclosure Schedules identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company at any time (collectively, the “Company Databases”), the types of Company Data in each such database (including by Company-

Licensed Data and Company-Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database

1.Data Privacy and Security.
a.The Company’s data, privacy and security practices conform to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements applicable to the Business. To the Company’s Knowledge, the Company has at all times in the past: (A) had the legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Company, (B) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as allowed under applicable Legal Requirements, and (C) abided by any privacy choices (including opt-in and opt-out preferences, as required) of individuals relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement will cause, constitute or result in a breach or violation of any Privacy Laws, Company Privacy Commitments or Company Data Agreements applicable to the Business operated consistent with past practice. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.
b.The Company has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are applicable to the Business operated consistent with past practice that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company has taken commercially reasonable steps to train their employees and contractors who have access to Company Data on all applicable aspects of any Privacy Law and Company Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.
c.The Company has not received and, to the Knowledge of the Company, there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Action, order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. There are no unsatisfied written, or to the Company’s Knowledge non-written, requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability). The Company has not been involved in any Action involving non-compliance or alleged non-compliance with Privacy Laws or Company Privacy Commitments.
d.Section 2.8(m)(iv) of the Company Disclosure Schedules contains the complete list of notifications and registrations made by the Company under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and, to the Knowledge of the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth in Section 2.8(m)(iv) of the Company Disclosure Schedules, no other registrations or notifications are required in connection with the Processing of Personal Data by Company.
e.The Company does not Process the Personal Data of any natural Person considered a child under applicable Legal Requirements.
f.Where the Company uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing or Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for the Company’s compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to Acquirer true, correct and complete copies of all such Contracts. To the Knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company.
g.The Company has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments.

h.No security incident, violation of any data security policy, breach, or unauthorized access in relation to Company Data, Company Databases, or Confidential Information (including Personal Data in the Company’s possession, custody or control) has occurred or is threatened, and to the Company’s Knowledge, there has been no unauthorized or illegal Processing of any of the foregoing. Neither the Company or nor any Person acting on the Company’s behalf or direction has: (A) paid any perpetrator of any data breach incident or cyber-attack or (B) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. To the Company’s Knowledge, no data or security incident, including but not limited to malware, ransomware, virus, compromise of credentials, denial-of-service attack, or unauthorized intrusion of any kind has occurred or is threatened. To the Company’s Knowledge, no circumstance has arisen in which: (x) Legal Requirements (including Privacy Laws) would require the Company to notify a Governmental Entity or an individual of a data breach or security incident or (y) applicable guidance or codes or practice promulgated under Legal Requirements (including Privacy Laws) would recommend the Company or to notify a Governmental Entity or an individual of a data breach or security incident.
i.The Company has never directly stated or indirectly implied that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.
1.Standards Bodies. The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and neither the Company, nor any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.
2.Company Websites. To the Knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company.
3.Digital Millennium Copyright Act. The Company conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”).

i.Compliance with Law and Documents; Permits.
1.The Company is in compliance with, is not in violation in any material respect of, and has not, to the Company’s Knowledge, received any notices of violation with respect to, any applicable Legal Requirements.
1.The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties and (ii) that is required for the conduct of the Business or the holding of any interest in any of its assets or properties (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the Knowledge of the Company, no such notice or other communication is forthcoming. The Company has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger.
2.The Company is not in violation or default of any provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, or of any material provision of any Company Material Agreement. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of the Business as now being conducted by it. The Company has not received any written notice of any violation of any such statute, law, regulation or order which has not been remedied.
ii.Company Financial Statements.
1.Attached as Section 2.10(a) of the Company Disclosure Schedules are the unaudited balance sheets, statements of profits and losses, and statements of cash flows of the Company for the fiscal year ended December 31, 2021 and December 31, 2020 and the unaudited balance sheet, statement of profit and loss and statement of cash flows for the seven month period ending July 31, 2022 (such date being referred to herein as the “Company Balance Sheet Date,” and, all such financial statements being collectively referred to herein as the “Company Financial Statements”). Such Company Financial Statements (i) are in accordance with the books and records of the Company, (ii) are true and correct, (iii) present fairly in all material respects the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified and (iv) have been prepared in accordance with GAAP, except, as to the unaudited Company Financial Statements, for the omission of notes thereto and normal year-end audit adjustments.
2.The Company has no Liabilities of any nature, other than (i) those set forth or adequately provided for in the Closing Balance Sheet included in the Company Financial Statements as of the Company Balance Sheet Date, (ii) those incurred in the conduct of the Business since the Company Balance Sheet Date in the ordinary course, consistent with past practice and (iii) Transaction Expenses. Except for the Liabilities reflected in the Company Financial Statements, the Company has no off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.
3.Neither the Company, nor to the Company’s Knowledge, any current or former employee, advisor, consultant or director of the Company, has identified or been aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, advisors or directors of the Company, or any claim or allegation regarding any of the foregoing.

4.Section 2.10(d) of the Company Disclosure Schedules contains the Company’s operating budget for 2022 as agreed by the parties (the “Company 2022 Budget”).

i.No Material Adverse Changes. Since the Company Balance Sheet Date, except as set forth in Section 2.11 of the Company Disclosure Schedules, (a) the Company has operated only in the usual and ordinary course of business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Company has not taken any of the following actions:
1.changed its method of management or operations in any material respect;
2.disposed, acquired or licensed any assets or properties or made any commitment to do so, other than in the ordinary course of business;
3.issued, sold or transferred any of its capital stock or any other equity interests therein, securities convertible into its capital stock or such equity interests, or warrants, options or other rights to acquire its capital stock or such equity interests therein, or any bonds or debt securities;
4.declared or made any payment or distribution of cash or other property to Company Securityholders with respect to its equity interests, or purchased or redeemed any equity interests outside the ordinary course of business;
5.incurred any indebtedness for borrowed money, made any loans or advances, assumed, guaranteed or endorsed or otherwise became responsible for the obligation of any other Person, or subjected any of its properties or assets to any Encumbrance, in each case other than in the ordinary course of business;
6.accelerated, modified, amended, cancelled or terminated any Company Material Contract;
7.(A) made any change in the compensation paid or payable to any officer, director, manager, employee, individual independent contractor or individual consultant (other than increases in base salary averaging not in excess of 5% per annum made in the ordinary course of business), (B) paid or agreed to pay any bonus, severance or similar payment, (C) accelerated or committed to accelerate the funding, payment or vesting of any compensation, severance, or benefits, or (D) hired or terminated (other than for “cause”) any employee, officer, individual consultant, or individual independent contractor of the Company earning more than $75,000 per annum;
8.(A) adopted, amended, otherwise modified, or terminated any Company Employee Plan except as required by applicable law or in the ordinary course of business, (B) accelerated any payment, funding or vesting of amounts or benefits or amounts payable or to become payable under any Company Employee Plan, or (C) failed to make any required contribution to any Company Employee Plan;
9.entered into any collective bargaining or other agreement with any labor union or labor organization;
10.assumed, guaranteed or otherwise become responsible for any indebtedness of any other Person;
11.delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business;
12.cancelled, compromised, waived, or released any right or claim either involving more than $5,000 individually or $25,000 in the aggregate or outside the ordinary course of business;
13.experienced any material damage, destruction or loss to its property (whether or not covered by insurance);

14.received any notice or other indication from any customer (whether formal or informal) with respect to any warranty claims, termination of Contracts or work orders, or disputes as to amounts billed;
15.amended its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;
16.commenced any Action or entered into (or offered or proposed to enter into) any settlement or release with respect to any Action (or threatened Action); or;
17.made any change in its accounting principles, practices or cash management customs and practices (including the collection of receivables, payment of payables and credit practices), in each case other than any such changes required by GAAP or Legal Requirement;
18.filed or made any change to any material Tax election or any Tax Return, except as required by applicable Legal Requirement;
19.acquired any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;
20.failed to pay, or unnecessarily delayed payment for, any scheduled or planned costs or capital expenditures;
21.made or committed to make any capital expenditures that, individually or in the aggregate, exceed $50,000;
22.taken any other action which has had, or could reasonably be expected to have, a Material Adverse Effect; or
23.committed to do any of the foregoing referred to in clauses (i) - (v).
ii.No Finder’s Fees. The Company is not or will not be obligated for any finder’s or broker’s fee or commission in connection with the Merger or the other Transactions.
iii.Interested Party Transactions. None of the officers and directors of the Company and, to the Knowledge of the Company, none of the employees or Company Stockholders, nor any immediate family member of an officer, director, employee or Company Stockholder, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 3% of the stock of any corporation whose stock is publicly traded). Except as set forth on Section 2.13 of the Company Disclosure Schedules, none of said officers, directors, or to the Company’s Knowledge, employees or Company Stockholders, or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound, except for normal compensation for services as an officer, director or employee thereof. To the Knowledge of the Company, none of said officers, directors, employees, Company Stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of the Company Stockholders under applicable Legal Requirements.
iv.Insurance. Section 2.14 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by the Company, copies of which have been provided to Acquirer. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the insured Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. None of such policies or bonds provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such policies and bonds (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Such policies and bonds are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Legal Requirements and Contracts to which the Company is a party or by which it is bound.
v.Tax Returns and Payments.
1.Except as set forth on Section 2.15(a) of the Company Disclosure Schedules, the Company has timely filed all income Tax Returns, sales Tax Returns and other material Tax Returns which it is required to file under applicable Legal Requirements, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable Legal Requirements. The Company has delivered to Acquirer true, correct and complete copies of all income Tax Returns and other material Tax Returns of the Company and all examination reports and statements of deficiencies assessed against or agreed to by the Company.
2. The Company has paid all Taxes due and owing by it (whether or not such Taxes are shown on a Tax Return). The Company has withheld and paid over to the appropriate Tax Authority all Taxes which it is required to withhold from amounts paid or owing by it to any employee, independent contractor, stockholder, creditor or other Person (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirement), and complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of such Taxes.
3.The Company Balance Sheet reflects all material Liabilities for unpaid Taxes of the Company (or portions of periods) through the Company Balance Sheet Date. The Company does not have any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business after the Company Balance Sheet Date and consistent with past practice. The Company does not have any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Current Liability.
4.The Company is not involved in any dispute with any Tax Authority, and the Company is not aware of any matter which makes it likely that such a dispute will be raised by any Tax Authority.
5.The Company is not a party to any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up agreement or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).
6.There are (i) no audits pending or, to the Knowledge of the Company, threatened against the Company by Tax Authorities, (ii) no extensions of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iii) except as set forth on Section 2.15(f)(iii) of the Company Disclosure Schedules, no agreements to any extension of time for filing any Tax Return that has not been filed.
7.The Company has not received any written notice and has no Knowledge of a claim by any Tax Authority in a jurisdiction where the Company does not file

Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
8.The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed before the Closing, (iii) intercompany transactions that occurred prior to the Closing or any excess loss account (as of the Closing) described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made prior to the Closing, or any (v) prepaid amount received prior to the Closing. The Company uses the accrual method of accounting for Tax purposes.
9.The Company has not participated in, nor is it currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirement. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Legal Requirement.
10.During the past five years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was, or was intended to be, governed in whole or in part by Section 355 of the Code.
11.Neither the Company nor any predecessor of the Company is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
12.The Company is not a party to any joint venture, partnership or other Contract or arrangement that would reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.
13.The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
14.The Company is not, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.
15.All records which the Company is required to keep by law for Tax purposes have been duly kept and are complete and accurate and are available for inspection at the offices of the Company to the extent required by Legal Requirements.

1.The Company has delivered to Acquirer true and complete copies of all election statements under Section 83(b) of the Code with respect to any unvested securities or other property issued by the Company to any of its employees, non-employee directors, consultants and other service providers. Section 2.14(p) of the Company Disclosure Schedules identifies all unvested assets and the holder(s) or owner(s) thereof for which no election statements under Section 83(b) of the Code have been filed.

2.No benefit payable or that may become payable by the Company pursuant to any agreement, plan, arrangement or Company Employee Plan constitutes a “parachute payment” (as defined in Section 280G(b)(2) (or any corresponding provisions of state, local or foreign Tax law) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No Person has any right against the Company to be grossed up for or reimbursed for any tax or interest imposed under Section 4999 of the Code. Section 2.15(q) of the Company Disclosure Schedules sets forth each Person the Company reasonably believes is a “disqualified individual” (whether U.S. or foreign) within the meaning of Section 280G of the Code and the regulations thereunder.
3.Section 2.15(r) of the Company Disclosure Schedules lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party is and has been operated in documentary and procedural compliance with the requirements of Section 409A of the Code (including any United States Treasury Regulations and the U.S. Internal Revenue Service guidance thereunder) (“Section 409A”). No event has occurred that would be treated by Section 409A as a transfer of property for purposes of Section 83 of the Code.
4.The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor Acquirer has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting or otherwise of any Company Options.
5.No payment pursuant to any Company Employee Plan or other arrangement between the Company and any “service provider” (as such term is defined in Section 409A) would subject any Person to a tax pursuant to Section 409A. Neither the Company nor the Acquirer has incurred or will incur any Liability or obligation to withhold or report taxes under Section 409A of the Code with respect to any amounts deemed to be compensation subject to Section 409A, or gross up any taxes under Section 409A.
6.None of the Tax attributes (including net operating loss carry-forwards and general business Tax credits) of the Company is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
7.The Company has not deferred any Taxes pursuant to the CARES Act or any other corresponding or similar provision of other applicable Legal Requirements enacted in connection with COVID-19. The Company is entitled to and has properly claimed any Tax credits the Company has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act or any other corresponding or similar provision of other applicable Legal Requirements enacted in connection with COVID-19.
vi.List of Material Agreements.
1.Sections 2.16(a)(i) through 2.16(a)(xxiv) of the Company Disclosure Schedules contains a complete list of each of the following Contracts to which the Company is a party or is bound that are in effect on the Agreement Date (collectively, the “Company Material Agreements”):
a.any Contract with a Significant Customer or a Significant Supplier;
b.any Contract relating to any transactions between the Company and any of its officers, directors, Affiliates, or any Affiliate thereof, other than standard employee benefits generally made available to all employees or

Contracts for the issuance of Company Capital Stock or Company Options that are disclosed under Section 2.2 of the Company Disclosure Schedules;
c.any Contract providing for obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 per annum, other than with respect to compensation paid to employees or consultants in the ordinary course of business;
d.any Contract with any distributor, reseller, value added reseller, or sales agent of the Company Products;
e.any Government Contract;
f.any Company Intellectual Property Agreement;
g.any Company Data Agreement pursuant to which the Company has engaged third-party service providers to Process Personal Data on its behalf;
h.any Contract regarding the grant of rights to reproduce, license, market, or sell the Company Products to any other Person;
i.any Contract containing indemnification obligations of the Company to any officer, director, employee or agent of the Company;
j.any Contract providing for or relating to any merger, acquisition, consolidation, sale or other business combination or divestiture transaction of the Company;
k.any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to the activities of the Business; or limits the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property;
l.any Contract providing for the development of any Intellectual Property, independently or jointly, (A) by or (B) for the Company (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquirer’s counsel);
m.any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;
n.any settlement agreement with respect to any Action;
o.any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other Transactions, either alone or in combination with any other event;
p.any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business consistent with past practice;
q.any Company Employee Plan under which the Company may have Liability following the Closing and any equity incentive plan, commission plan, or bonus arrangement;
r.any Contract (i) in which the Company Stockholders or the Company’s officers, directors or employees, or, in each case, any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;
s.any Contract with any labor union, works council or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding its employees;
t.any Contract for or relating to the employment by or other service to the Company of any director, officer, employee, consultant, or contractor or any other type of Contract with any of its directors, officers, employees, contractors or consultants that is not terminable for convenience by the Company without notice;
u.any Contract for capital expenditures in excess of $50,000 individually;
v.any separation agreement or severance agreement with any current or former employees under which the Company has any actual or potential Liability;
w.any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $50,000 per annum; and
x.any other Contract that is material to the business, properties, financial condition or results of operations of the Company, taken as a whole.
2.All Company Material Agreements are in written form. The Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Company Material Agreement. Each of the Company Material Agreements is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar applicable Legal Requirements affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or to the Company’s Knowledge, event, occurrence, condition or act, with respect to the Company with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Company Material Agreement, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement. The Company has not received any written notice, or to the Company’s Knowledge other communication, regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Company Material Agreement. True, correct and complete copies of all Company Material Agreements (including any amendments thereto) have been provided to Acquirer.
vii.Certificate of Incorporation and Bylaws; Minute Books; Books and Records. The Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Schedules, (ii) the Certificate of Incorporation and Bylaws of the Company, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and the Company Stockholders since incorporation (other than meetings of the board of directors during which the Merger or this Agreement were discussed), (iv) the stock ledger and other records reflecting all stock issuances and transfers and all Company Common Stock, stock option and warrant grants and agreements of the Company, and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company or any securities of the Company. The books and records of the Company, as made available to Acquirer: (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with the Business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect the transactions and dispositions of the assets of the Company and (d) fairly reflect the basis for the Company Financial Statements.
viii.Employee Matters.
1.Section 2.18(a) of the Company Disclosure Schedules lists, with respect to the Company (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are currently in effect, maintained or contributed to by the Company and which covers any current or former employee, independent contractor, consultant or director of the Company or to which the Company has or may have an obligation to contribute, (ii) each loan to an employee, (iii) each stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, sabbatical, medical, dental, vision care, vacation, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements that is currently in effect, maintained or contributed to by the Company and which covers any current or former employee, independent contractor consultant or director of the Company or to which the Company has or may have an obligation to contribute, (iv) each bonus, pension, profit sharing, savings, severance, commission, retirement, deferred compensation or incentive plan, program or arrangement that is currently in effect, maintained or contributed to by the Company and which covers any current or former employee, independent contractor, consultant or director of the Company or to which the Company has or may have an obligation to contribute, and (v) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, independent contractor, consultant, advisor or non-employee director of the Company (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”).
2.The Company does not sponsor or maintain any self-funded employee benefit plan providing health or welfare benefits, including any plan to which a stop-loss policy applies.
3.None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. No Company Employee Plan is covered by, and the Company has not incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan, other than a Company Employee Plan described in Subsection (a)(ii) or (v) above, can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquirer, the Surviving Entity (other than ordinary administrative expenses typically incurred in a termination event). Each Company Employee Plan that is a medical plan is in material compliance with the Consolidated Appropriations Act 2021, the Health Insurance Portability and Accountability Act of 1996 and the Patient Protection and

Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Laws”). The operation of each Company Employee Plan that is a medical plan has not resulted in the incurrence of any penalty to the Company pursuant to the Health Care Laws.
4.The Company does not currently maintain, sponsor, participate in or contribute to, nor has ever maintained, established, sponsored, participated in, or contributed to, any plan, program, contract, or arrangement providing deferred compensation within the meaning of Section 409A of the Code.
5.Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) (i) has received a favorable determination letter from the Internal Revenue Service, or (ii) with respect to a master/prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the master/prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that such Qualified Benefit Plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code.
6.The Company is not a party to, or has not made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer plan” as such term is defined in Section 413(c) of the Code, or any multiple employer welfare arrangement as such term is defined in Section 3(40) of ERISA.
7.Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Legal Requirements applicable to such Company Employee Plan, and no event has occurred and no condition exists with respect to any Company Employee Plan that would give rise to any Liability under the Code or ERISA or any and all other Legal Requirements. All claims incurred as of the Closing Date under any Company Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA will be paid by the Company or accrued on the Company Financial Statements no later than the Closing Date.
8.Except as set forth in Section 2.17(h) of the Company Disclosure Schedules, the Company has no Liability or is not a party to or bound by any currently effective employment Contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s Knowledge, no employee of the Company, nor any independent contractors, consultant or advisor with whom the Company has contracted, is in violation of any material term of any employment Contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s Contracts with its independent contractors, consultants and advisors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.
9.There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Company Financial Statements.

10.Other than as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
11.The Company is in compliance in all respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors and employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.
12.The Company has paid in full to all employees, independent contractors, consultants and advisors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability. To the Company’s Knowledge, there are no controversies pending or, threatened, between the Company and any of its employees, independent contractors, consultants or advisors, which controversies have or would reasonably be expected to result in an Action before any Governmental Entity.
13.The Company is not, and has never been, a party to or bound by any collective bargaining agreement, works council arrangement, or other labor union Contract; no collective bargaining agreement is being negotiated by the Company. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. The Company has no Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company.
14.The employment of the employees of the Company is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. With the exception of the Designated Service Providers in connection with this Agreement, the Company has no present intention to terminate the employment of any officer, key employee, or group of employees.
15.Section 2.18(o) of the Company Disclosure Schedules sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such Person’s name, position, base annual remuneration, status as exempt/non-exempt, bonuses (or target bonuses) and commissions (or target commissions) for the current fiscal year and the most recently completed fiscal year.
16.Section 2.18(p) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the Company’s active consultants, advisors and independent contractors and, for each, the initial date of the engagement. All current, and to the Company’s Knowledge, all former consultants, advisors and independent contractors providing services to the Company have been properly classified as consultants, advisors or independent contractors, respectively, for purposes of federal and applicable state and foreign Tax laws, laws applicable to employee benefits and other Legal Requirements.
17.Section 2.18(q) of the Company Disclosure Schedules lists as of the Agreement Date each director, officer, employee, consultant, independent contractor or advisor of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such director, officer, employee, consultant, independent contractor or advisor, the basis of such disability or leave and the anticipated date of return to full service.
18.Except as set forth in Section 2.18(r), there are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s current employees. No written claims or allegations have been made against the Company or any employee thereof, for discrimination, sexual or other harassment or retaliation, nor, to the Knowledge of the Company, are any such claims threatened.
19.No written, or to the Company’s Knowledge non-written, allegations of sexual harassment or misconduct while employed by, or providing services to, the Company have been made against (i) any officer, or any current or former officer or director of the Company, or (ii) any employee of the Company who, directly or indirectly, supervises any employee of the Company. The Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any employee or other representative of the Company.
20.To the Company’s Knowledge, the Company shall not have any Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.
21.In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company or any WARN-type event as defined by applicable state law.
22.The Company has provided to Acquirer true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisors; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of current employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers or directors of the Company; summary of Liability for termination payments to current and former directors, officers and employees of the Company; and a schedule of bonus commitments made to employees of the Company.

23.As of the date hereof, the Company has not, and to the Knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate the Company or Acquirer to make an offer of employment to any present or former employee, advisor, independent contractor or consultant of the Company, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, advisor, independent contractor or consultant of the Company of any terms or conditions of employment with Acquirer following the Effective Time.
24.The Company has not established or maintained any Company Employee Plan, or is required to maintain or contribute to any Company Employee Plan by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.
ix.Government Contracts.
1.Section 2.19(a)(i) of the Company Disclosure Schedules sets forth a list of all Government Contracts to which the Company is a party (and all task orders, purchase orders, and delivery orders thereunder that, if considered individually, would constitute a Government Contract) as to which the period of performance has not expired or been terminated, including the contract number, award/effective date and all parties to the contract. Section 2.19(a)(ii) of the Company Disclosure Schedules sets forth a list of all outstanding Government Bids which, to the Company’s Knowledge, have not been accepted or rejected. Section 2.19(a)(iii) of the Company Disclosure Schedules sets forth a list of each outstanding teaming agreement or existing joint venture agreement. The Company has made available to Acquirer correct and complete copies of all such Government Contracts, as amended or modified (and all task orders, purchase orders, and delivery orders thereunder that, if considered individually, would constitute a Government Contract), all such Government Bids, and all such teaming agreements and joint venture agreements listed in Section 2.19(a) of the Company Disclosure Schedules.
2.(i) Each Government Contract listed in Section 2.19(a)(i) of the Company Disclosure Schedules was legally awarded and is in full force and effect and constitutes a legal, valid and binding obligation of the Company and (ii) all Government Bids and teaming agreements listed in Section 2.19(a)(ii) of the Company Disclosure Schedules were made in the ordinary course of business.
3.With respect to each Government Contract and Government Bid, since January 1, 2016, except as set forth in Section 2.19(c) of the Company Disclosure Schedules, (i) the Company has complied in all material respects with (x) all terms and conditions and obligations of such Government Contract or Government Bid, and (y) all statutory and regulatory requirements applicable to each current, and to the Company’s Knowledge, all former Government Contracts and Government Bids, including all incorporated clauses, provisions, requirements, schedules, attachments, and applicable Laws; and (ii) each representation and certification executed or acknowledged by the Company pertaining to such Government Contract or Government Bid was true and correct in all material respects as of its effective date; the Company has updated such representations and certifications as required; and the Company has complied in all material respects with all such representations and certifications. To the Knowledge of the Company, as of the date hereof, no such Government Contract or Government Bid is the subject of bid or award protest proceedings.
4.With respect to each Government Contract, (i) there is no written suspension, stop work order, cure notice or show cause notice in effect for such Government

Contract nor, to the Knowledge of the Company, is any Governmental Entity threatening to issue one, (ii) the Company has not received any written notice or, to the Knowledge of the Company, oral notice of termination for convenience or default, in whole or in part and, to the Knowledge of the Company, no such termination has been threatened, and (iii) since January 1, 2016, neither the applicable Governmental Entity nor any prime contractor or subcontractor nor any other Person has notified the Company in writing that the Company has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or Government Bid.
5.There is no pending or, to the Knowledge of the Company, threatened civil or criminal investigation or indictment of the Company by any Governmental Entity relating to any Government Contract or Government Bid. Since January 1, 2016, neither the Company nor, to the Knowledge of the Company, any of their respective officers, directors or employees, has been subject to any criminal indictment, lawsuit, civil investigative demand, administrative proceeding, claim, dispute with regard to, any material violation of any requirement or law pertaining to a Government Contract or Government Bid.
6.Except as set forth in Section 2.19(f) of the Company Disclosure Schedules, since January 1, 2016, the Company has not conducted any internal investigation or made any disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract or Government Bid. The Company does not have credible evidence (i) that a Principal, Employee, Agent, or Subcontractor (as such terms are defined in FAR 52.203-13(a)) of the Company has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; or (ii) of any significant overpayment(s) on any Government Contracts, other than overpayments resulting from contract financing payments as defined in FAR 32.001, and, except as set forth in Section 2.19(f) of the Company Disclosure Schedules, the Company is not currently conducting, and has not conducted, an investigation to determine whether credible evidence exists of such a violation or overpayment.
7.The Company does not, and has never, held a facility security clearance.
8.To the Knowledge of the Company, there is no pending or threatened suspension or debarment proceeding against the Company. Neither Company nor, to the Knowledge of the Company, any of their respective officers, directors or employees, has been debarred, suspended or proposed for suspension or debarment, declared nonresponsible or ineligible in the award of any Government Contract or are otherwise excluded from participation in the award or performance of any Government Contract. To the Knowledge of the Company, since January 1, 2016, the Company has not received oral notice of suspension or debarment of the Company, or any officer, director or employee thereof, and, to the Knowledge of the Company, no officer, director or employee has received any notice of its suspension or debarment.
9.Except as set forth in Section 2.19(i) of the Company Disclosure Schedules, since January 1, 2016, to the Company’s Knowledge, no Governmental Entity or higher-tier contractor has assigned the Company a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance.

10.Section 2.19(j) of the Company Disclosure Schedules, since January 1, 2016, sets forth (i) a complete list of all organizational conflict of interest (“OCI”) mitigation plans entered into in connection with any Government Contract to the extent the Company has any continuing obligations under such OCI mitigation plan, and (ii) a complete list of all OCI mitigation plans proposed in connection with any Government Bid. No OCI mitigation plan renders the Company ineligible to participate on any specific future contracts or programs. Neither the Company nor, to the Knowledge of the Company, any of its Principals is in violation of, in any material respect, any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former government officials or employees.
11.Section 2.19(k) of the Company Disclosure Schedules lists each final audit report received by the Company since January 1, 2016, issued by any Governmental Entity with respect to any Government Contract or Government Bid. There is no pending or, to the Knowledge of the Company, threatened material audit, inspection, survey, examination of records or, investigation of the Company by any Governmental Entity (other than routine indirect rate audits, incurred cost audits, inspections, surveys, examinations or investigations). The Company is in compliance in all material respects with FAR Part 31 and all Cost Accounting Standards and related regulations (in all cases to the extent applicable). All invoices and claims resulting from current Government Contracts, including requests for progress payments and provisional cost payments, submitted by the Company to any Governmental Entity were correct, in all material respects, as of their submission date and related Cost Accounting Standard Disclosure Statements required to be submitted have been submitted and are correct in all material respects.
12.Section 2.19(l) of the Company Disclosure Schedules sets forth a complete list of each Government Contract that has, or is currently projected to have, fully burdened costs incurred materially in excess of the Government Contract or order price, or in the case of flexibly priced (as defined in FAR 52.230-6) or cost reimbursement contracts, fully burdened costs incurred materially in excess of the ceiling price or funded amount of the Government Contract or order, with the exception of temporary situations of excess costs due to incremental funding gaps in the ordinary course of business and for which the Company will be fully reimbursed by future funding. The Company does not have any outstanding Government Bids that, if accepted or a Government Contract relating thereto awarded to the Company, is expected to result in a loss to the Company. The Company is not subject to any material forward pricing rate agreements, as prescribed in FAR Subpart 42.17.
13.Except as set forth in Section 2.19(m) of the Company Disclosure Schedules, none of the Company’s current Government Contracts was awarded, nor any of the Company’s pending Government Bids submitted, based in part on the Company’s status as a small business, a small disadvantaged business, a woman-owned business, a veteran-owned small business, a service-disabled veteran-owned small business, a historically under-utilized business zone small business, or a Small Business Administration (“SBA”) Section 8(a) program participant. Since January 1, 2016, the Company has not been the subject of an SBA certificate of competency, size determination, size protest, size appeal or a review of eligibility of any status under the administration of the SBA.
14.Except as set forth in Section 2.19(n) of the Company Disclosure Schedules, the Company is not using any Intellectual Property developed under any Government

Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission, as applicable, of the relevant Governmental Entity or prime contractor, subcontractor, vendor or other authorized Person. The Company has taken all steps required under any Government Contracts or applicable Laws to protect its rights in and to any Company-Owned Intellectual Property and has included, as necessary, the proper restrictive legends on all copies of any Intellectual Property delivered in connection with an Government Contract and, other than as required under any Government Contract and set forth in Section 2.19(n) of the Disclosure Schedule, the Company is not obligated to provide a license to any Governmental Entity to use or disclose any of the Intellectual Property used in connection with such Government Contract. Since January 1, 2016, no Governmental Entity, prime contractor or higher-tier subcontractor has challenged in writing such markings or such other steps taken by the Company to protect such technical data or computer software. Other than as set forth in Section 2.19(n) of the Disclosure Schedule, since January 1, 2016, the Company has not delivered any technical data or Software under a Government Contract with greater than limited or restricted rights, as those terms are defined in the FAR.
x.Environmental and Safety Laws. To its Knowledge, the Company is not in violation of any applicable Legal Requirement relating to the environment or occupational health and safety, and to its Knowledge, no material expenditures are or will be required in order to comply with any such Legal Requirement. Except as set forth on Section 2.20 of the Company Disclosure Schedules, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s Knowledge, by any other Person on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” means (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable Legal Requirement that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.
xi.Executive Officers. To the Knowledge of the Company, no Key Employee or any other officer, employee, consultant, contractor or agent of the Company (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations), or (b) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.
xii.Customers. The Company has no outstanding material disputes concerning any Company Products with any customer who, for the year ended December 31, 2021 was one of the top ten largest customers of the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed in Section 2.22 of the Company Disclosure Schedules. The Company has not received any written information, or to the Company’s Knowledge non-written information, from any Significant Customer, that such Significant Customer shall not continue as a customer or distributor of the Company (or the Surviving Entity or Acquirer) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Entity or Acquirer) or adversely change such Significant Customer relationship with the Company.

xiii.Suppliers. The Company has no outstanding material disputes concerning products and/or services provided by any supplier who, for the year ended December 31, 2021, was one of the top ten largest suppliers of products and/or services to the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”). There is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed in Section 2.23 of the Company Disclosure Schedules. The Company has not received any written notice or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier intends to terminate or materially modify an existing Contracts with the Company (or the Surviving Entity or Acquirer). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company’s Business. The Company has not received any written information, or to Company’s Knowledge non-written information from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company.
xiv.COVID-19 Pandemic; PPP Loan.
1.Since the onset of the COVID-19 Pandemic, the Company has (i) taken reasonable steps to ensure that it complied, in all material respects and in a reasonable amount of time, with all Legal Requirements issued by any Governmental Entity relating to COVID-19; and (ii) developed and maintained commercially reasonable policies and practices relating to privacy and cybersecurity, including as they relate to the implementation or expansion of remote work programs. No event has occurred or circumstances exist that, individually or in the aggregate, could reasonably be expected to result in any Action against or Liability of the Company in connection with COVID-19 and the Company’s policies, practices and procedures related thereto. Section 2.24(a) of the Company Disclosure Schedules lists the COVID-19 Measures of the Company that are not otherwise in the ordinary course of business consistent with past practice, including any employee layoffs or furloughs, COVID-19 Relief sought, employee spacing and shift changes, facility changes, testing, tracing and quarantine procedures, temperature screening, facemask mandates and cleaning procedure changes.
2.Section 2.24(b) of the Company Disclosure Schedules set forth (i) each loan obtained by the Company under the Paycheck Protection Program of the CARES Act (collectively, the “PPP Loans”), including, for each PPP Loan, (A) the lender, (B) the date on which such PPP Loan was granted, (C) the principal amount and (D) the date on which loan forgiveness was granted, and (ii) all employee retention tax credits applied for, received or recognized by the Company (collectively, the “ERTCs”). As of the date hereof, loan forgiveness has been granted for the full amount of each PPP Loan. The Company was eligible to apply for any PPP Loan or ERTC applied for, obtained or recognized by it and to receive such PPP Loan or ERTC, and complied with all applicable conditions, including any applicable conditions to maintain eligibility for loan forgiveness in full, with respect to such PPP Loan or ERTC. The Company has complied in all material respects with the CARES Act and has no plans to undertake any action in the future that would cause any violation thereof. As of the Agreement Date, the Company has no outstanding Liabilities of any kind with respect to the PPP Loans or ERTCs. Other than the PPP Loans and ERTCs set forth in Section 2.24(b) of the Company Disclosure Schedules, the Company has not applied for or received any COVID-19 Relief.

xv.Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls, including the Export Administration Act of 2018 and Export Administration Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims, and (v) no Export Approvals for the transfer of export licenses to Acquirer, the Surviving Entity, or the Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost. The Company does not use or develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under applicable Legal Requirements.

a. Representations and Warranties of Acquirer and Merger Sub
Acquirer and Merger Sub represent and warrant to the Company as follows:
i.Organization and Standing. Each of Acquirer and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Delaware. Each of Acquirer and Merger Sub has the requisite corporate power and authority to enter into and perform this Agreement and to own and operate its properties and assets and to carry on its business as currently conducted. Each of Acquirer and Merger Sub are duly qualified and are authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on either Acquirer or Merger Sub.
ii.Due Authorization. Each of Acquirer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Acquirer and Merger Sub. This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Merger Sub enforceable against Acquirer and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Legal Requirements affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
iii.Sufficient Funds. Acquirer has sufficient sources of available funds to enable it to make payment of the Closing Merger Consideration and consummate the Transactions.
iv.Governmental Consents. Except for the filing of the Certificate of Merger, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Acquirer or Merger Sub in order to enable Acquirer and Merger Sub to execute, deliver and perform its obligations under this Agreement, except for such qualifications or filings under applicable securities laws as may be required in connection with the Transactions. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.
v.Prior Merger Sub Operations. Merger Sub is wholly owned directly by Acquirer, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
vi.No Finder’s Fees. Neither Acquirer nor Merger Sub is obligated and will not be obligated for any finder’s or broker’s fee or commission in connection with the Merger or the other Transactions.
vii.No Other Representations, Non-Reliance.
1.Acquirer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Acquirer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the Transactions, Acquirer has relied upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE II of this Agreement (including the related portions of the Company Disclosure Schedules); and (ii) none of the Company Securityholders, the Indemnifying Persons, the Company, or any other Person has made any representation or warranty as to a Company Securityholder, Indemnifying Person, the Company, or the accuracy or completeness of any information regarding the Company furnished or made available to Acquirer and its Representatives, except as expressly set forth in ARTICLE II of this Agreement.
2.In connection with the due diligence investigation of the Company by Acquirer and its Affiliates and their respective Representatives, Acquirer and its Affiliates and their respective Representatives have received and may continue to receive after the date hereof from the Company, their Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and their businesses and operations. Acquirer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of paragraph (a) of this Section 3.7, Acquirer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE II of this Agreement, neither the Company nor any of its Affiliates or their respective Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
b. Conduct Prior to the Effective Time
i.Conduct of the Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), without the prior written consent of the Acquirer, which shall not be unreasonably withheld, conditioned or delayed, the Company shall:

1.conduct the Business in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein) and in compliance with applicable Legal Requirements;
2. (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Company Products consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
3.maintain each of its leased premises in accordance with the terms of the applicable lease;
4.promptly notify Acquirer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;
5.promptly notify Acquirer of any notice or other communication from any Governmental Entity (i) relating to the Merger, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Acquirer (following the Effective Time) or the Company;
6.to the extent not otherwise required by this Section 4.1, promptly notify Acquirer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in ARTICLE VI not to be satisfied.
a.Restrictions on Conduct of the Business. Without limiting the generality or effect of Section 4.1, except as expressly set forth in Section 4.2 of the Company Disclosure Schedules, during the Pre-Closing Period, the Company shall not, without the prior written consent of the Acquirer, which shall not be unreasonably withheld, conditioned or delayed, do, cause or permit any of the following:
1.Charter Documents. Cause, propose or permit any amendments to the Certificate of Incorporation or the Bylaws or equivalent organizational or governing documents;
1.Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
2.Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its equity interests, or split, combine or reclassify any of its equity interests or issue or authorize the issuance of any equity interests or other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase or otherwise acquire, directly or indirectly, any of its equity interests;

1.Company Material Agreements. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Company Material Agreement, (B) other material Contract or (C) Contract requiring a novation or consent in connection with the Merger, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of Company Material Agreements or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably like to (A) adversely affect the Company (or, following consummation of the Merger, Acquirer or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Holder Representative to perform their respective obligations under this Agreement or (C) prevent or materially delay or impair the consummation of the Merger;
2.Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any voting debt or any equity interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any equity interests;
3.Employees; Consultants; Independent Contractors. (i) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the (A) employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company (B) or any consultant or independent contractor of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements), (v) add any new members to the Company Board or (vi) adopt, implement, or otherwise establish any other temporary or permanent non-ordinary course measures applicable to employees, consultants, independent contractors, or other service providers as a result of the COVID-19 Pandemic;
4.Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
5.Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);
6.Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

7.Dispositions. Sell, lease, license or otherwise dispose, liquidate or permit the lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;
8.Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;
9.Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director), or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financial Statements and Transaction Expenses;
10.Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $5,000 individually or $10,000 in the aggregate;
11.Insurance. Materially change the amount of, or terminate, any insurance coverage;
12.Termination or Waiver. Cancel, release or waive any claims or rights held by the Company;
13.Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant, or (iv) increase the salaries, wage rates or fees of its employees or consultants;

1.Severance Arrangements. Grant or pay or grant any increase in, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;
2.Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
3.Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
4.Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Acquirer prior to filing, file any amendment to a federal, state, or foreign income Tax

Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax Liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;
5.Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;
6.Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
7.Encumbrances. Place or allow the creation of any Encumbrance on any of its properties;
8.Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed in Section 2.13 of the Company Disclosure Schedules;
9.Subsidiaries. Take any action that would result in the Company having one or more Subsidiaries; and
10.Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).
c. Additional Agreements
i.Confidentiality; Public Disclosure. The parties hereto acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The Company agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall the Company disclose any of the terms of this Agreement (including the economic terms) or any non-public information about Acquirer to any other Person without the prior written consent of Acquirer. Notwithstanding anything to the contrary in the foregoing, the Company shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Legal Requirements. The Holder Representative shall keep all Confidential Information confidential; provided, that, notwithstanding the foregoing or anything in this Agreement to the contrary, following Closing, the Holder Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Holder Representative and to the

Indemnifying Persons, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. Within four (4) Business Days of execution of this Agreement, the Acquirer shall publicly announce the transactions contemplated by this Agreement.
ii.No Solicitation.
1.During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, and the Company will not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal, and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
2.The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company (or, to the Knowledge of the Company, by any of the Company’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (B) the identity of the Person or group making any such Acquisition

Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which such board of directors is reasonably expected to discuss any Acquisition Proposal.
iii.Expenses. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, unless otherwise agreed in writing by the parties.
iv.Corporate Matters. The Company shall, at (or as soon as reasonably practicable after) the Closing, deliver to Acquirer the electronic minute books containing the records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board, and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
v.Further Action; Commercially Reasonable Efforts.
1. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Company as are necessary for the consummation of the Merger. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.
2.The Company and each of the Executives will use best efforts to satisfy all performance requirements of the USAF BARDA Contract and cause the assets of the manufacturing facility that is the subject of the USAF BARDA Contract to be transferred to the Company. [***]
3.Company and Acquirer shall use best efforts to satisfy all regulatory requirements necessary for the consummation of the Merger.
vi.Tax Matters.
1.Responsibility for Filing Tax Returns.
a.Company (at the sole cost and expense of the Company) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company, the due date (including valid extensions of time to file) of which is on or before the Closing Date (the “Company Returns”). All such Company Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Legal Requirements. Company shall submit each Company Return to Acquirer at least thirty days prior to the due date (taking into account any extensions) and Acquirer shall have the right to review and comment on such Company Returns for a period of fifteen days and Company shall consider in good faith all comments from Acquirer to such Company Returns to the extent such comments are consistent with the standard set forth in the previous sentence.
b.Acquirer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (other than Company Returns) for or with respect to the Company that are due after the Closing Date (the “Acquirer Returns”). To the extent that an Acquirer Return relates to a Pre-Closing Tax Period, a taxable period that includes but does not end on the Closing Date (“Straddle Period”) (any such Acquirer Return, a “Seller Return”), such Seller Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Legal Requirements. Acquirer shall submit each Seller Return to Holder Representative at least thirty days prior to the due date (taking into account any extensions) and Holder Representative shall have the right to review and comment on such Acquirer Returns for a period of fifteen days and Acquirer shall consider in good faith all comments from Holder Representative to such Seller Returns to the extent such comments are consistent with the standard set forth in the previous sentence.
c.Subject to Section 5.6(b), no amended Tax Returns for the Company for a Pre-Closing Tax Period or Straddle Period shall be filed without the prior written consent of Holder Representative which consent shall not be unreasonably withheld, conditioned or delayed.
2.Tax Refunds. Except for any Tax refunds from the carryback of any item of loss or deduction generated in a taxable period (or portion thereof) beginning after the Closing Date, the Company Securityholders shall be entitled to any Tax refunds or credits that are received by Acquirer, Surviving Corporation, or any of their Affiliates attributable to Taxes paid by the Company prior to the Closing Date with respect to any Pre-Closing Tax Period, including through reducing an estimated quarterly payment, paid to the Paying Agent for further distribution to the Company Securityholders. Acquirer shall pay over (or caused to be paid over) to the Paying Agent for further distribution to the Company Securityholders, net of any out-of-pocket costs and Taxes incurred by Acquirer, Surviving Corporation, or any Entity, the amount of any such Tax refund, credit or lowering of an estimated quarterly payment within ten Business Days after receipt of such Tax refund or credit. Acquirer shall cooperate with Holder Representative in obtaining such Tax refunds or credits, including through the filing of amended Tax Returns or refund claims. To the maximum extent permitted by law, any such Tax refunds will be claimed in cash rather than as a credit against future Tax liabilities. To the extent a Tax refund or credit that gave rise to a payment hereunder is subsequently disallowed, or otherwise reduced or lost, Acquirer shall be entitled to reimbursement from the Company Securityholders for the amount of Taxes that Acquirer, Surviving Corporation, or their Affiliates incurs as a result of such disallowance, reduction, or loss.
3.Tax Return Conventions. The Company and Acquirer (to the extent applicable) shall make an election to apply Rev. Proc. 2011-29 with respect any success-based fees within the scope of such Rev. Proc. paid by the Company, as applicable. Holder Representative and Acquirer agree: (i) to treat all deductible items with respect to the Transaction Expenses that accrue on or prior to the Closing Date as being deductible by the Company on the Closing Date and not to utilize the “next day rule” in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)

(or any similar provision of state, local or non-U.S. law) with respect to such deductions, and (ii) that no election shall be made by any party under Treasury Regulations Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Legal Requirement) to ratably allocate items incurred by the Company.
4.Cooperation on Tax Matters. Acquirer, the Company, and the Holder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company, and the Holder Representative agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquirer, any extensions thereof), and to abide by all record retention agreements entered into with any governmental authority.
5.Tax Contests. Acquirer and any of its Affiliates shall have the exclusive authority to control any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”); provided that Holder Representative, at its election, shall have the right to participate in any such Tax Contest with Acquirer and the Company, in each case individually bearing the costs and expenses such entity has incurred, to the extent it relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, and Acquirer and the Company shall not settle or otherwise resolve any such Tax Contest or issues raised in such Tax Contest if such settlement or resolution relates to Taxes for which the Company Securityholders are liable under this Agreement without the prior written consent of Holder Representative (which will not be unreasonably withheld, delayed or conditioned).
6.Transfer Taxes. Acquirer, on the one hand, and the Company, on the other hand, shall be responsible for and pay 50% of all transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”), and Acquirer shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
7.Tax Treatment of the Purchase Price. Acquirer and the Company agree that the cash (including the amount of the Holdback Fund) payable or issuable to the Indemnifying Persons pursuant to Section 1.8, or as otherwise provided in this Agreement, will be treated as received in exchange for the applicable holder’s Company Securities, and agree to report such payments for income Tax purposes as consideration for such holder’s Company Securities or otherwise and not as compensation for services, unless otherwise required by applicable Legal Requirements.
vii.Third-Party Consents; Notices.
1.Following consultation with Acquirer, the Company shall use all reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described in Section 2.3(b)(ii)(B) of the Company Disclosure Schedules (and any Contract entered into after the Agreement Date that would have been required to be listed or described in Section 2.3(b)(ii)(B) of the Company Disclosure Schedules if entered into prior to the Agreement Date).
2.The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the Merger.
viii.Litigation. The Company shall (i) notify Acquirer in writing promptly after learning of any Action initiated by or against the Company, or known by the Company to be threatened against the Company, or any of its directors, officers, employees or consultants in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer promptly from time to time of ongoing material developments in any New Litigation Claim, and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

i.Service Providers.
1.Continuing Service Providers. After the Agreement Date hereof, Acquirer shall (i) make employment or consulting offers, as applicable to certain additional employees or other service providers of the Company at comparable renumeration (base salary, bonus and benefits) as provided by the Company. With respect to any employee or consultant of the Company who receives an employment or consulting offer, as applicable, from Acquirer, the Company shall assist Acquirer with its efforts to enter into an Offer Letter with such employee or consultant prior to the Closing Date. With the exception of the Key Employees, neither Acquirer nor Merger Sub (including the Surviving Entity) shall have any obligation to make an offer of employment to any service provider of the Company.
2.Designated Service Providers. Effective no later than the day immediately preceding the Closing Date, the Company shall in full compliance with all applicable Legal Requirements, terminate the employment or consulting agreement of each of the Designated Service Providers. Prior to the Closing, the Company shall attempt to obtain from such Designated Service Provider a separation agreement or similar document that contains a release of claims in favor of Acquirer and/or the Company and otherwise in a form reasonably satisfactory to Acquirer (a “Separation Agreement”). In no event shall the Company pay any severance (i) to any Designated Service Provider in excess of the Company’s severance policies, and (ii) to any Designated Service Provider who does not timely execute and make effective a Separation Agreement. Unless otherwise agreed by Acquirer, estimates for all such severance amounts shall be included as Transaction Expenses.
3.Communication. With respect to matters described in this Section 5.9, the Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to the Company’s employees or consultants.
ii.Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Section 401(k) arrangement (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Company shall provide Acquirer with evidence that such Company Employee Plan(s) and the Company Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to review and approval by Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require.

i.280G Stockholder Approval. Promptly following the execution of this Agreement, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer that (i) a vote of the holders of Company Common Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Common Stock pursuant to this Section 5.11.
ii.Access to Information.
1.During the Pre-Closing Period, (i) the Company shall afford Acquirer and its Representatives reasonable access during normal business hours to (A) the Company’s properties, personnel, books, Contracts and records, and (B) all other information concerning the business, properties and personnel of the Company as Acquirer may reasonably request, and (ii) the Company shall provide to Acquirer and its Representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.
2.Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, the Company shall confer from time to time as requested by Acquirer with one or more Representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.
3.No information or knowledge obtained by Acquirer during the pendency of the Merger in any investigation pursuant to this Section 5.12 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
4.Within five days following the Agreement Date, the Company shall deliver to Acquirer a USB drive or other digital media evidencing the documents that were made available to Acquirer, which shall indicate, for each document, the date that such document was first uploaded to the data room.
iii.Indemnification of Directors and Officers
1.Survival of Indemnification. To the fullest extent not prohibited by applicable Law, from and after the Closing, all rights to indemnification now existing in favor of each present and former employee, agent, director or officer of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) with respect to their activities as such prior to the Closing as provided in each of the respective Organizational Documents or indemnification agreements of the Company in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.
2.Insurance. On or prior to the Closing, the Company shall, as of the Closing, obtain and fully pay for, at the Company’s expense and at no expense to Acquirer or Merger Sub, non-cancellable “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company and its Subsidiaries’ current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company and its Subsidiaries’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company and its Subsidiaries’ existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).
iv.Waiver of Conflicts; Retention of Privilege
1.Each of the parties hereto acknowledges and agrees that Sage Law Group, LLC (the “Firm”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and consummation of the Transactions.
2.In connection with any matter or dispute under this Agreement, Acquirer hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Entity to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) the Firm’s prior representation of the Company, and (ii) the Firm’s representation of the any of the Company Securityholders prior to and after the Closing.
3.Neither Acquirer nor the Surviving Entity shall assert any Privileged Communications against the Company Securityholders in connection with any claim for indemnification brought by Acquirer or any other Indemnified Person pursuant to ARTICLE VIII. Following the Effective Time, the Holder Representative and the Company Securityholders will be permitted to use Privileged Communications in connection with the defense of any claim by Acquirer or any other Indemnified Person under ARTICLE VIII.

v.Interim Operating Financing. Within seven (7) days of execution of this Agreement, the Acquirer shall loan to the Company $4,700,000 pursuant to a promissory note with an annual interest rate of 10% (the “Interim Operating Promissory Note”), the form of which is attached hereto as Exhibit D.

a. CONDITIONS TO THE MERGER
i.Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
1.Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
2.Illegality. No order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Legal Requirements shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
ii.Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
1.Representations, Warranties and Covenants. The representations and warranties of Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
2.Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.6(a).
3.No Action. No Action shall have been commenced against Acquirer, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.
iii.Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Merger Sub and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or liability to any Person):

1.Representations, Warranties and Covenants. The representations and warranties of the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects, and except for the Fundamental Representations, which shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
1.Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.6(b).
2.Governmental Approvals. All filings with and approvals of any Governmental Entity required to be made or obtained in connection with the Merger shall have been made or obtained and shall be in full force and effect and the applicable waiting periods thereto shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity.
3.No Action. No Governmental Entity shall have commenced or threatened to commence any Action challenging or seeking the recovery of a material amount of damages in connection with the Merger or the other Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of equity interests of the Surviving Entity.
4.No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company since the date of this Agreement.
5.Requisite Stockholder Approval. This Agreement shall have been duly and validly adopted and the Merger shall have been duly and validly approved under Delaware Law and the Certificate of Incorporation and Bylaws, each as in effect at the time of such adoption and approval, by holders of outstanding Company Capital Stock representing at least [***]% of all Company Capital Stock outstanding as of immediately prior to the Closing and at least [***]% of the voting power of all Company Capital Stock outstanding as of immediately prior to the Closing (collectively, the “Requisite Stockholder Approval”).
6.Key Employees. No fewer than [***]% of the Key Employees shall have remained continuously employed with the Company from the date of this Agreement through the Closing and shall not have provided any notice (whether written or oral) indicating an intent to terminate or rescind any Offer Letter.

1.Continuing Service Providers. No fewer than [***]% of the employees and other service providers of the Company who have received offers of employment from Acquirer shall have signed an Offer Letter, each which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements.
2.Designated Service Providers. The employment of each of the Designated Service Providers shall have been terminated effective no later than immediately prior to the Closing and the Company shall attempt to obtain a Separation Agreement from each such Designated Service Provider.
3.Section 280G Matters. The Company shall have delivered to Acquirer the notification and evidence required by Section 5.12.
4.Dissenters’ Rights. Less than 2% of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall constitute shares of Company Capital Stock as to which the holders thereof have validly exercised and perfected appraisal or dissenter’s rights, without having withdrawn or forfeited such rights.
b. Termination, Amendment and Waiver
i.Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval by either Acquirer or the Company, if the Closing shall not have occurred by July 15, 2023, or such other date and time that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

i.Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Merger Sub, the Company or their respective officers, directors, Indemnifying Persons or Affiliates; provided that (a) the provisions of Section 5.3 (Expenses), this Section 7.2 (Effect of Termination), ARTICLE IX (General Provisions) (other than Section 9.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful and material breach of such party’s representations, warranties or covenants contained herein. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant contained in this Agreement, regardless of whether the breaching was the conscious object of the act or failure to act.
ii.Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made which by applicable Legal Requirements required further approval by the Company Stockholders without such further approval by the Company Stockholders). To the extent permitted by applicable Legal Requirements, Acquirer and the Holder Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Holder Representative.
iii.Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Holder Representative and Acquirer may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any such extension and/or waiver granted by a party pursuant to this Section 7.4 shall not be enforceable against such party unless such extension and/or waiver is evidenced in writing and executed by such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
c. Holdback and Indemnification
i.Holdback Fund.
1.At the Effective Time, Acquirer shall withhold an amount equal to $2,550,000 from the Closing Merger Consideration issuable to each Indemnifying Person pursuant to Section 1.8 (the “Holdback Fund”). The Holdback Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Persons under Section 1.12 and this ARTICLE VIII. Subject to Section 8.4, Acquirer shall hold the Holdback Fund until 11:59 p.m. Pacific time on the date (the “Holdback Release Date”) that is 18 months after the Closing Date. The Indemnifying Persons shall not receive interest or other earnings on the amounts held in the Holdback Fund. Neither the Holdback Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Indemnifying Person or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnifying Person, in each case prior to the distribution of the Holdback Fund to any Indemnifying Person in accordance with Section 8.1(a), except that each Indemnifying Person shall be entitled to assign such holder’s rights to such Indemnifying Person’s Pro Rata Share of the Holdback Fund by will, by the laws of intestacy or by other operation of law.
2.Within five Business Days following the Holdback Release Date, Acquirer (or its agent) will distribute to each Indemnifying Person such holder’s Pro Rata Share of the Holdback Fund less that portion of the Holdback Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Holder Representative on or prior to the Holdback Release Date in accordance with this ARTICLE VIII, which portion shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied. Any portion of the Holdback Fund held following the Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed to the Indemnifying Person within five Business Days following resolution of such claims and in accordance with each such Indemnifying Person’s Pro Rata Share of such portion of the Holdback Fund.
ii.Indemnification of Acquirer Indemnified Persons.
1.Indemnifiable Damages. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, each Indemnifying Person shall severally and not jointly in accordance with such Indemnifying Person’s Pro Rata Share, indemnify and hold harmless Acquirer, Merger Sub, the Company and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Acquirer Indemnified

Person”) from and against, and shall compensate and reimburse each Acquirer Indemnified Person for, any and all losses, Liabilities, damages, claims, fees, costs, interest, actual lost profits, Taxes and expenses, including costs of investigation, enforcement and defense and reasonable fees and expenses of counsel, experts and other professionals (collectively, “Indemnifiable Damages”), but excluding any special, punitive, exemplary, treble or similar damages (other than to the extent paid or payable to a third party), directly or indirectly suffered or incurred by the Acquirer Indemnified Persons, arising out of, resulting from or in connection with:
a.any failure of any representation or warranty made by the Company herein (as modified by the Company Disclosure Schedules) to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates), or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
b.any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
c.any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by this Agreement or the Merger;
d.any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (including any Taxes payable by the Company Stockholders pursuant to Section 5.6(f) that are not included in the calculation of Company Net Working Capital);
e.any payments or issuances made with respect to Dissenting Shares to the extent that such payments or issuances, in the aggregate, exceed the value of the consideration that otherwise would have been payable or issuable pursuant to Sections 1.8 upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights;
f.any of the matters set forth in Section 2.19(c)(2) of the Company Disclosure Schedules;
g.any claims by (A) any then-current or former holder or alleged then-current or former holder of any equity interests of the Company (including any predecessors), arising out of, resulting from, challenging or in connection with (I) the Merger or this Agreement, including the allocation of the Closing Merger Consideration or any portion thereof or any actions of the Holder Representative, or (II) such Person’s status or alleged status as a holder of equity interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person who has not executed a Joinder Agreement to the effect that such Person is entitled to any Company Common Stock, Company Options, Company Warrants, or any equity interest of Acquirer, the Company, any rights to acquire any Company Common Stock or other equity interests or any payment in connection with the Merger, other than as specifically set forth on the Spreadsheet or (C) any Person who has not executed a Joinder Agreement with respect to any Company Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of equity interests;
h.any Third-Party Claim (so long as such Third-Party Claim would give rise to Indemnifiable Damages if adversely determined); and
i. any Fraud or intentional misrepresentation by or on behalf of the Company or such Indemnifying Person.
2.Net Working Capital Indemnification. In the event that the Closing Net Working Capital is not finally determined prior to Closing and the Closing Net Working Capital Target exceeds the Closing Net Working Capital, the Indemnifying Persons shall severally but not jointly, based on their respective Pro Rata Share, indemnify and hold harmless Acquirer, without objection by the Holder Representative, for the full amount that the Closing Net Working Capital Target exceeds the Closing Net Working Capital and Acquirer shall collect such amount as follows: (i) first, from the Holdback Fund, until the Holdback Fund is extinguished, and (ii) second, by submitting the Claim pursuant to Section 8.8. For the avoidance of doubt, Acquirer’s right to indemnification pursuant to this Section 8.2(b) shall not be subject to any of the limitations set forth in Section 8.6(a).
3.Tax Indemnification. Except to the extent treated as a liability in the calculation of Company Net Working Capital, the Company Securityholders shall, severally and not jointly (in accordance with their Pro Rata Share), indemnify the Company, Acquirer, and each Indemnified Person and hold them harmless from and against (a) any Indemnifiable Damages attributable to any breach of or inaccuracy in any representation or warranty made in Section 2.15; (b) any Indemnifiable Damages attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 5.6; (c) all Pre-Closing Taxes; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Legal Requirement; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Company Securityholders shall, severally and not jointly (in accordance with their Pro Rata Share), reimburse Acquirer for any Taxes of the Company that are the responsibility of the Company Stockholders pursuant to this Section 8.2(c) within ten Business Days after payment of such Taxes by Acquirer or the Company. Acquirer and the Company agree that amounts payable to Acquirer pursuant to this Section 8.2(c) and Section 5.6 shall be satisfied: (i) from the Holdback Fund; and (ii) to the extent such amounts exceed the amount available to Acquirer in the Holdback Fund, from the Company Securityholders, severally and not jointly (in accordance with their Pro Rata Shares).
4.Materiality and knowledge standards or qualifications and qualifications by reference to the defined term “Material Adverse Effect” in any representation,

warranty or covenant shall not be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.
iii.Indemnification of Securityholder Indemnified Persons.
1.Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Acquirer shall indemnify and hold harmless the Indemnifying Persons and their respective officers, directors, agents and employees, and each Person, if any, who controls or may such control Indemnifying Person within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Securityholder Indemnified Person,” together with the Acquirer Indemnified Persons, each an “Indemnified Person”) from and against, and shall compensate and reimburse each Securityholder Indemnified Person for, any and all Indemnifiable Damages, but excluding any special, punitive, exemplary, treble or similar damages (other than to the extent paid or payable to a third party), directly or indirectly suffered or incurred by the Securityholder Indemnified Persons, arising out of, resulting from or in connection with:
a.any failure of any representation or warranty made by the Acquirer or Merger Sub herein to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates), or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
b.any failure of any certification, representation or warranty made by the Acquirer in any certificate delivered by Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered by Acquirer;
c.any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Acquirer herein or in any other agreements contemplated by this Agreement or the Merger.
iv.Treatment of Payments. Any indemnity payments made under this Agreement shall be treated as adjustments to the Purchase Price for federal and state income tax purposes, unless otherwise required by applicable Legal Requirement.
v.Calculation of Indemnifiable Damages. All Indemnifiable Damages shall be calculated net of:
1.the amount of any actual recoveries actually received by an Indemnified Person under any existing insurance policies (calculated net of any collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; and
2.all reductions in Taxes paid by Acquirer or the Company by reason of such Indemnifiable Damages in the Tax year or period in which the relevant Indemnifiable Damages were incurred, which amount shall be calculated by measuring the difference between the amount of Taxes that would be due (without regard to payments or overpayments) to a Tax Authority with respect to Acquirer or the Company, without taking into account any deductions, credits, losses or other Tax attributes associated with any Indemnifiable Damages, and the amount of Taxes actually due (without regard to payments or overpayments) to a Tax Authority with respect to Acquirer or the Company taking into account the deductions, credits, losses or other Tax attributes resulting from any Indemnifiable Damages
vi.Other Limitations on Indemnification.
1.Notwithstanding anything to the contrary contained herein, no Acquirer Indemnified Person may make a claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (ii) of Section 8.2(a) (other than claims arising out of, resulting from or in connection with (i) any Fraud or intentional misrepresentation by or on behalf of the Company or an Indemnifying Person, or (ii) any failure of any of the Fundamental Representations to be true and correct as aforesaid) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages in an aggregate amount greater than $170,000 (the “Deductible”) has been delivered, in which case the Acquirer Indemnified Person may make claims for indemnification, compensation and reimbursement and may receive amounts from the Holdback Fund for all Indemnifiable Damages in excess of the Deductible. The Deductible shall not apply to any other Indemnifiable Damages or claims therefor.
2.If the Merger is consummated, recovery from the Holdback Fund shall constitute the sole and exclusive remedy under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) arising out of, relating to or in connection with the matters listed in clauses (i) and (ii) of Section 8.2(a), except (i) in the case of any Fraud or intentional misrepresentation by or on behalf of the Company or such Indemnifying Person, and (ii) any failure of any of the representations and warranties made by (A) the Company in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.2 (Capitalization), Section 2.3 (Due Authorization; Non-Contravention), Section 2.8 (Intellectual Property), Section 2.12 (No Finder’s Fees) and Section 2.15 (Tax Returns and Payments) (collectively, the “Fundamental Representations”), or (B) the Company in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the Fundamental Representations to be true and correct as aforesaid.
3.In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with the failure of any of the Fundamental Representations to be true and correct as aforesaid, the matters listed in clauses (iii) through (vi) of Section 8.2(a) (collectively, “Fundamental Claims”), each Indemnifying Person shall have Liability for such Indemnifying Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, (i) the total Liability of an Indemnifying Person for Fundamental Claims shall be limited to the aggregate amount of cash actually payable to such Indemnifying Person pursuant to Section 1.8(a), and (ii) for any applicable Indemnifying Person, the limitation of Liability in this Section 8.3(c) shall not apply in the case of any Fraud or intentional misrepresentation by or on behalf of such Indemnifying Person or by and on behalf of the Company with such Indemnifying Person’s actual knowledge; provided that the aggregate amount of all Indemnifiable Damages for which Indemnifying Persons shall be liable in the case of any Fraud or intentional misrepresentation shall not exceed an amount equal to the Purchase Price.

4.Notwithstanding anything to the contrary contained herein, the amounts that an Indemnified Person recovers from the Holdback Fund pursuant to Fundamental Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Fundamental Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Fundamental Claim are first satisfied from the Holdback Fund and such recovery fully depletes the Holdback Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Fundamental Claim shall continue to be the full dollar value of the Holdback Fund irrespective of the fact that the Holdback Fund was used to satisfy such Fundamental Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.
5.Notwithstanding anything to the contrary contained herein no Indemnifying Person shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Surviving Entity or any other Indemnified Person (based upon such Indemnifying Person’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company or the Surviving Entity with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 8.2(a) or Section 8.2(b).
vii.Period for Claims. Except as otherwise set forth in this Section 8.7, the period (the “Claims Period”) during which claims for Indemnifiable Damages may be made (a) by the Indemnified Persons for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 8.2(a) and Section 8.2(b) (other than with respect to any of the Fundamental Representations) shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the date that is 18 months following the Closing Date, (b) by the Indemnified Persons for Indemnifiable Damages arising out of, resulting from or in connection with all other matters (including Fundamental Claims) other than Tax matters (including the representations and warranties by the Company in Section 2.15 and the covenants by the Company in Section 5.6), shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the date that is the earlier of (A) 36 months following the Closing Date, or (B) 45 days after the expiration of the applicable statute of limitations, and (c) by the Indemnified Persons for Indemnifiable Damages arising out of, resulting from or in connection with Tax matters (including the representations and warranties by the Company in Section 2.15 and the covenants by the Company in Section 5.6) shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the date that is 45 days after the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with any Fraud or intentional misrepresentation shall not be limited other than by the expiration of the applicable statute of limitations.
viii.Claims.
1.From time to time during the Claims Period, Acquirer may deliver to the Holder Representative one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):
a.stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue Indemnifiable Damages (or that with respect to any Tax matters, that any

Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, which could give rise to Indemnifiable Damages);
b.stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
c.specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
2.Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate, and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Holder Representative or the Indemnifying Persons are materially prejudiced thereby.
ix.Resolution of Objections to Claims.
1.If the Holder Representative does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 20-day period following receipt of the Claim Certificate, then Acquirer shall receive payment as described in this ARTICLE VIII for such Indemnifiable Damages.
2.If the Holder Representative objects in writing to any claim or claims made by Acquirer in any Claim Certificate within the 20-day period set forth in Section 8.9(a), Acquirer and the Holder Representative shall attempt in good faith for 30 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Holder Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Acquirer and the Holder Representative. Acquirer and the Holder Representative shall be entitled to conclusively rely on any such memorandum, and Acquirer shall remove an amount of cash from the Holdback Fund in accordance with the terms of such memorandum.
3.If no such agreement can be reached during the 30-day period for good faith negotiation set forth in Section 8.9(b), but in any event upon the expiration of such 30-day period, either Acquirer or the Holder Representative may bring an arbitration in accordance with the terms of Section 9.10 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Indemnifying Persons, and Acquirer and the Holder Representative shall be entitled to act in accordance with such decision and Acquirer shall remove an amount of cash from the Holdback Fund in accordance therewith.

4.Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 8.9, in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Holder Representative (on behalf of the Indemnifying Persons) with respect to more than one-half of the amount in dispute, in which case the Indemnifying Persons shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit (it being understood that each Indemnifying Person’s obligation for any such fees and expenses shall be several and not joint in accordance with its Pro Rata Share).
x.Holder Representative.
1.Following Closing, Shareholder Representative Services LLC, a Colorado limited liability company shall be constituted and appointed as representative, agent and attorney-in-fact of the Indemnifying Persons. The Holder Representative shall: (i) execute, as the Holder Representative, this Agreement and any agreement or instrument entered into or delivered in connection with this Agreement, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Indemnifying Person, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement, the Merger and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Person individually), (iii) review, negotiate and agree to and authorize Acquirer to remove an amount of cash held in the Holdback Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE VIII, (iv) object to such claims pursuant to Section 8.9, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Merger by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Person or necessary in the judgment of the Holder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Persons, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Persons (other than with respect to the payment and issuance of the Closing Merger Consideration) in accordance with the terms hereof and in the manner provided herein and (viii) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Entity) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Holder Representative and treat such Holder Representative as the duly appointed attorney-in-fact of each Indemnifying Person and as having the duties, power and authority provided for in this Section 8.10. The Indemnifying Persons shall be bound by all actions taken and documents executed by the Holder Representative in connection with this ARTICLE VIII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Holder Representative. The Person serving as the Holder Representative may be removed or replaced from time to time, or if such Person resigns from its position as the Holder Representative, then a successor shall be appointed, by the Indemnifying Persons collectively having a Pro Rata Share greater than 50% within ten (10) days of such resignation or removal. No bond shall be required of the Holder Representative.
2.The Holder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Persons shall severally (based on their respective Pro Rata Share) but no jointly indemnify the Holder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Indemnifying Persons the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Holder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Indemnifying Persons under this Agreement at such time as such amounts would otherwise be distributable to the Indemnifying Persons; provided, that while the Holder Representative may be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Persons from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holder Representative be required to advance its own funds on behalf of the Indemnifying Persons or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Persons set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Holder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.
3.Upon the Closing, as a Transaction Expense, the Company will wire US$60,000 (the “Expense Fund”) to the Holder Representative, which will be used for any expenses incurred by the Holder Representative. The Indemnifying Persons will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities, the Holder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Indemnifying Persons. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Persons at the time of Closing.
4.After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holder Representative that is within the scope of the Holder Representative’s authority under Section 8.10(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Persons and shall be final, binding and conclusive upon each such Indemnifying Person; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Indemnifying Person. Acquirer, Merger Sub, the Surviving Entity and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Holder Representative.
xi.Third-Party Claims. In the event that Acquirer becomes aware of a Third-Party Claim that Acquirer in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim (and the costs and expenses incurred by Acquirer or its Affiliates in connection with such defense, enforcement, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 8.1 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 8.1). The Holder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Holder Representative of a customary non-disclosure agreement to the extent that such materials contain confidential or propriety information, and shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. In the event that the Holder Representative has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Holder Representative shall have objected within 20 days after a written request therefor by Acquirer), or if the Holder Representative shall have been determined to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution, neither the Holder Representative nor any Indemnifying Person shall have any power or authority to object under this ARTICLE VIII to the amount of any claim by or on behalf of any Indemnified Person with respect to such settlement or resolution. Unless otherwise consented to in writing in advance by Acquirer in its sole discretion, the Holder Representative and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof).
d. General Provisions
i.Survival of Representations and Warranties and Covenants.
1.If the Merger is consummated, the representations and warranties made by the Company herein, in the Company Disclosure Schedules (including any exhibit to or schedule of the Company Disclosure Schedules), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until 11:59 p.m. Pacific time on the date that is 18 months following the Closing Date; provided that the Fundamental Representations will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until 11:59 p.m. Pacific time on the date that is the earlier of (i) 36 months following the Closing Date, or (ii) 45 days following the expiration of the applicable statute of limitations with respect to a breach thereof; provided, further, that the representations and warranties in Section 2.15 will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until 11:59 p.m. Pacific time on the date that is 45 days following the expiration of the applicable statute of limitations with respect to a breach thereof; provided, further, that no right to indemnification pursuant to ARTICLE VIII in respect of any claim that is set forth in a Claim Certificate delivered to the Holder Representative on or prior to the expiration of such representations or warranties shall be affected by such expiration; provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE VIII or otherwise to seek recovery of Indemnifiable Damages arising out of resulting from or in connection with any Fraud or intentional misrepresentation by or on behalf of the Company.
2.If the Merger is consummated, the representations and warranties of Acquirer and Merger Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire and be of no further force or effect as of the Closing.

i.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
a.if to Acquirer or Merger Sub, to:
Heska Corporation
3760 Rocky Mountain Ave
Loveland, Colorado 80538
Attn: [***]
Email: [***]

with a copy (which shall not constitute notice) to:
Osborn Maledon, P.A. 2929 North Central Avenue, Suite 2100
Phoenix, Arizona 85012
Attention: [***]

Email: [***]
a.if to the Company, to:
MBio Diagnostics, Inc., d/b/a LightDeck Diagnostics
5603 Arapahoe Avenue, Suite 1
Boulder, CO 80303 Attn: [***] Email: [***]

with a copy (which shall not constitute notice) to:
Sage Law Group, LLC 3100 Arapahoe Ave., Ste. 120 Boulder, Colorado 80303 Attention: [***] Email: [***]
a.If to the Holder Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: [***]
Email: [***]
Telephone: [***]

i.Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Legal Requirement, such reference is to such Contract, instrument or Legal Requirement as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Legal Requirements) by succession of comparable successor Legal Requirement and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that Person, (vi) references from or through any date means, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided, and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Acquirer or the Company, that such information, document or material was made available for review by the Company or Acquirer, respectively, and its Representatives in the virtual data room established by Acquirer or the Company, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Acquirer, respectively, or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
ii.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
iii.Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedules, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE VIII is intended to benefit Indemnified Persons), and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
iv.Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Acquirer may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction.
v.Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
vi.Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

vii.Governing Law. This Agreement shall be governed by and construed in accordance with the internal Legal Requirements of the State of Delaware applicable to agreements executed and to be performed solely within such State. Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 9.2 or as otherwise provided under the Legal Requirements of the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

i.Specific Performance. The parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement solely in such courts as set forth in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.
ii.Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
iii.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Holder Representative have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
Heska Corporation

By:/s/ [***]
Name: [***]
Title: [***]

MBio Merger Sub, Inc.

By:/s/ [***]
Name: [***]
Title: [***]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Holder Representative have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
MBio Diagnostics, Inc.

By:/s/ [***]
Name: [***]
Title: [***]

Shareholder Representative Services, LLC
as the Holder Representative

By:/s/ [***]
Name:[***]
Title: [***]